                           OFFER TO PURCHASE FOR CASH
                 UP TO 1,800,000 SHARES OF CLASS B COMMON STOCK

                                       OF

                          DEKALB GENETICS CORPORATION
                                       AT

                              $71.00 NET PER SHARE
                                       BY

                                MONSANTO COMPANY
--------------------------------------------------------------------------------
        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
     12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 6, 1996, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     THIS OFFER IS BEING MADE PURSUANT TO THE TERMS OF AN INVESTMENT AGREEMENT BETWEEN DEKALB GENETICS CORPORATION (THE "COMPANY") AND MONSANTO COMPANY (THE "PURCHASER").

     THE OFFER IS CONDITIONED UPON THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER SET FORTH HEREIN. SEE SECTION 13. THE OFFER IS NOT CONDITIONED UPON THERE BEING TENDERED ANY MINIMUM NUMBER OF SHARES.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY (I) APPROVED THE INVESTMENT AGREEMENT AND THE ANCILLARY AGREEMENTS (AS DEFINED IN THE INTRODUCTION HERETO);
(II) DETERMINED THAT THE INVESTMENT AGREEMENT, THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS; AND (III) RECOMMENDED THE OFFER TO HOLDERS OF THE COMPANY'S CLASS B STOCK ("SHARES") WHO DESIRE AN OPPORTUNITY TO SELL ALL OR A PORTION OF THEIR SHARES FOR CASH AT THIS TIME.
                           -------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 of the Letter of Transmittal and mail or deliver the Letter of Transmittal or such facsimile with his certificate(s) evidencing Shares and any other required documents to the Depositary, or follow the procedure for book-entry tender of Shares set forth in Section 4, or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares.

     A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available should tender such Shares by following the procedures for guaranteed delivery set forth in Section 4.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.
                           -------------------------

                      The Dealer Manager for the Offer is:
                         ROBERTSON, STEPHENS & COMPANY
February 7, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
 1.   Terms of the Offer................................................................    3
 2.   Acceptance for Payment and Payment for Shares.....................................    4
 3.   Withdrawal Rights.................................................................    5
 4.   Procedures for Tendering Shares...................................................    6
 5.   Certain Federal Income Tax Consequences...........................................    8
 6.   Price Range of Shares; Dividends..................................................    8
 7.   Effect of the Offer on Market for the Shares and Exchange Act Registration........    9
 8.   Certain Information Concerning the Company........................................    9
 9.   Certain Information Concerning the Purchaser......................................   11
10.   Background of the Offer; Contacts with the Company; Recommendation of the
        Company's Board.................................................................   12
11.   Purpose of the Offer; the Investment Agreement; the Stockholders' Agreement; the
        Ancillary Agreements............................................................   13
12.   Source and Amount of Funds........................................................   25
13.   Certain Conditions of the Offer...................................................   26
14.   Certain Legal Matters.............................................................   27
15.   Fees and Expenses.................................................................   29
16.   Miscellaneous.....................................................................   29
Schedule A..............................................................................  S-1

To the Holders of Class B Common Stock
  of DEKALB Genetics Corporation:

                                  INTRODUCTION

     Monsanto Company, a Delaware corporation ("Monsanto" or the "Purchaser"), hereby offers to purchase up to one million eight hundred thousand (1,800,000) of the outstanding shares of Class B Common Stock, without par value (the "Shares" or "Class B Stock"), of DEKALB Genetics Corporation, a Delaware corporation (the "Company"), at $71.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any and amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. The Purchaser will pay all charges and expenses of Harris Trust Company of New York (the "Depositary"), Georgeson & Company Inc. (the "Information Agent") and Robertson, Stephens & Company LLC (the "Dealer Manager").

     Upon the terms and subject to the conditions of the Offer, the Purchaser will purchase up to 1,800,000 Shares. If more than 1,800,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3, the Purchaser will, upon the terms and subject to the conditions of the Offer, accept such Shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. See Section 1. Shares not accepted will be promptly returned in accordance with the instructions of the stockholder.

     The Offer is conditioned upon the satisfaction or waiver of certain conditions to the obligations of the Purchaser set forth herein. The Offer is not conditioned upon there being tendered any minimum number of Shares.

     The Offer is being made pursuant to an Investment dated as of January 31, 1996 (the "Investment Agreement") between the Company and the Purchaser. The Investment Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, the Company will issue and sell to the Purchaser, and the Purchaser will purchase from the Company (i) a number of newly issued shares (the "Newly Issued Class A Shares") of Class A Common Stock ("Class A Stock"), at a price per share of $65.00, equal to ten percent of the outstanding shares of Class A Stock immediately after the expiration of the Offer and issuance of the Newly Issued Class A Shares and (ii) 378,000 newly issued shares of Class B Stock (the "Newly Issued Class B Shares" and, together with the Newly Issued Class A Shares, the "Issue Shares"), at a price per share of $65.00. See
Section 11.

     The Newly Issued Class B Shares would constitute approximately 8% of the total issued and outstanding shares of Class B Stock at January 31, 1996 (after giving effect to the issuance of the Newly Issued Class B Shares). In addition, the Newly Issued Class B Shares, together with the maximum number of shares of Class B Stock that may be purchased by the Purchaser in the Offer, would constitute approximately 45% of the total issued and outstanding shares of Class B Stock.

     The Investment Agreement, among other things: (i) provides the Purchaser with the right, for one year after the closing under the Investment Agreement (the "Closing"), to purchase in the market additional shares of Class B Stock so long as the total Class A Stock and Class B Stock (collectively, "Common Stock") owned by the Purchaser does not exceed 40% of the Common Stock outstanding at such time; (ii) restricts the ability of the Purchaser to transfer securities of the Company; (iii) provides the Company under specified circumstances with a right of first refusal in respect of certain proposed transfers by the Purchaser of securities of the Company; (iv) limits for ten years, subject to certain exceptions, the ability of the Purchaser to acquire additional securities of the Company; (v) requires that the Company provide notice to the Purchaser of certain transactions in order to provide the Purchaser with the opportunity to propose an alternative transaction to the Company; and (vi) prohibits the Purchaser from engaging in specified activities. See Section 11, "Investment Agreement -- Additional Market Purchases of Class B Stock," "-- Equity Purchase Rights," "-- Restrictions on Transfer," "-- Right of First Refusal" and "-- Standstill."

     The Investment Agreement also provides that after the Closing the Purchaser will be entitled to nominate one member to the Company's Board of Directors and that if the Purchaser acquires 20% or more of the outstanding Common Stock pursuant to the Offer and the Investment Agreement, the Purchaser may nominate for election in January 1997 an additional member to the Company's Board. The Company is obligated to support any such nominations made in accordance with the terms of the Investment Agreement. The Investment Agreement further provides that during any period in which the Purchaser is entitled to nominate one or more members to the Company's Board of Directors, the Company will use all reasonable efforts to assure that there be at least three members of its Board of Directors who are independent of the Company, the Purchaser and certain large holders of Class A Stock. See Section 11, "Investment Agreement -- Election of the Purchaser's Directors and Independent Directors." The Company has also agreed to certain amendments to its Bylaws. See Section 11, "Investment Agreement -- Amendment of Bylaws of the Company."

     The Company has informed the Purchaser that on January 31, 1996 there were 4,433,763 Shares outstanding. Holders of Class A Stock may participate in the Offer by converting Class A Stock to Class B Stock and tendering Class B Stock. Only Class B Stock can be validly tendered.

     Simultaneously with the execution of the Investment Agreement, the following agreements were executed and delivered by the Company and Monsanto:
(i) a Registration Rights Agreement (the "Registration Rights Agreement"), (ii) a Collaboration Agreement and License (the "Collaboration Agreement"), (iii) a Corn Borer-Protected Corn License Agreement (the "Corn Borer-Protected Corn License Agreement"), (iv) a Glyphosate-Protected Corn License Agreement (the "Glyphosate-Protected Corn License Agreement") and (v) a CaMV Promoter License Agreement (the "CaMV Promoter License Agreement" and, together with the Corn Borer-Protected Corn License Agreement and the Glyphosate-Protected Corn License Agreement, the "License Agreements"). The Registration Rights Agreement, the Collaboration Agreement and the License Agreements are referred to herein as the "Ancillary Agreements."

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY (I) APPROVED THE INVESTMENT AGREEMENT AND THE ANCILLARY AGREEMENTS; (II) DETERMINED THAT THE INVESTMENT AGREEMENT, THE ANCILLARY AGREEMENTS, AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS; AND (III) RECOMMENDED THE OFFER TO HOLDERS OF CLASS B STOCK WHO DESIRE AN OPPORTUNITY TO SELL ALL OR A PORTION OF THEIR SHARES FOR CASH AT THIS TIME.

     The Offer is being made pursuant to the Investment Agreement. For a more detailed description of the terms and conditions of the Investment Agreement, see Section 11.

     Pursuant to the Collaboration Agreement, the Purchaser and the Company have agreed to a long-term research and development collaboration for the development of new transgenic products in the field of agricultural biotechnology. A variety of crops is contemplated under the Collaboration Agreement, including corn, soybean and others. The Purchaser and the Company have further entered into the License Agreements to commercialize genetically engineered corn hybrids incorporating Bacillus thuringiensis tolerance to lepidopteran insects such as the European Corn Borer (YIELDGARDTM Bt insect resistant corn), corn hybrids that are tolerant to glyphosate herbicide (ROUNDUP READYTM glyphosate tolerant corn), and corn hybrids that are tolerant to glufosinate herbicides. The License Agreements define specific areas of commercial interest between the Purchaser and the Company in Bt corn and in herbicide tolerant corn, while the Collaboration Agreement covers broadly all other fields of agricultural biotechnology in a spectrum of crops. Each of the four agreements contemplates a worldwide territory. For a more detailed description of the terms and conditions of these agreements, see Section 11.

     The Purchaser and certain holders of the Class A Stock of the Company (the "Major A Stockholders") have entered into an agreement dated as of January 31, 1996 (the "Stockholders' Agreement") which provides that each Major A Stockholder will use its best efforts to attend each stockholder meeting for purposes of establishing a quorum and will vote all of its shares of Company voting stock in favor of any nominee of the Purchaser designated pursuant to the Investment Agreement and recommended by the Board of Directors of the Company, provided that such nominee is reasonably satisfactory to the Company. In addition, the Stockholders' Agreement provides that each Major A Stockholder will not, without the consent of the Purchaser, initiate any action that would result in the amendment of the provision of the Company's Bylaws described in Section 11 under "Investment Agreement -- Amendment of Bylaws of the Company," and that each Major A Stockholder will vote its Company voting stock in favor of any proposed amendment to the Company's certificate of incorporation to increase the Company's authorized capital stock, which amendment is required in order for the Company to comply with the provisions of the Investment Agreement described under "Investment Agreement -- Equity Purchase Rights." In addition, the Major A Stockholders have agreed to certain restrictions on the sale or transfer of the Class A Stock owned by them. For a more detailed description of the terms and conditions of the Stockholders' Agreement, see Section 11.

     Immediately following the consummation of the Offer and the Closing under the Investment Agreement, the Company will remain a public company subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and the Shares are expected to continue to trade on the Nasdaq National Market.

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment up to 1,800,000 Shares validly tendered on or prior to the Expiration Date (as herein defined) and not withdrawn as permitted by Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on March 6, 1996, unless and until the Purchaser shall, as described below, have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

     If more than 1,800,000 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, such Shares will be accepted for payment on a pro rata basis according to the number of Shares validly tendered and not properly withdrawn prior to the Expiration Date (with appropriate adjustments to avoid the purchase of fractional Shares). In the event that such proration is required, because of the time required to determine the precise number of Shares validly tendered and not properly withdrawn, the Purchaser does not expect to announce the final results of proration or to pay for any Shares immediately after the Expiration Date. The Purchaser will announce the preliminary results of proration by press release as soon as practicable following the Expiration Date, and expects to be able to announce the final results of proration within seven Nasdaq National Market trading days after the Expiration Date. Holders of Shares may obtain such preliminary information and final results from the Depositary or the Information Agent and may be able to obtain such preliminary information and final results from their brokers.

     The Investment Agreement provides that the Purchaser may increase the offer price pursuant to the Offer (the "Offer Price") and may make any other changes in the terms and conditions of the Offer, but that, unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price,
(ii) change the form of consideration payable in the Offer, (iii) increase or decrease the minimum number of shares of Class B Stock sought pursuant to the Offer, (iv) add to or modify the Offer Conditions described under Section 13 "Certain Conditions of the Offer," (v) amend the Offer in a manner which would require the extension of the Expiration Date to a date later than April 17, 1996, as required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or the staff thereof or
(vi) otherwise amend the Offer in any manner adverse to the interests of the Company or its stockholders. Unless the Purchaser extends the Offer, the Offer will expire at midnight, New York City time, on March 6, 1996. The Investment Agreement provides that the Purchaser will extend the Offer for at least ten business days and may extend the Offer for up to 30 business days (A) if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such Offer Conditions are satisfied or waived and (B) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. The Investment Agreement provides that the Purchaser will terminate the Offer if the Investment Agreement is terminated. Any extension of the Offer may be effected by the Purchaser giving oral or written notice of such extension to the Depositary. The Purchaser expressly reserves the right, subject to the provisions of the Investment Agreement, (i) to amend the Offer or to delay acceptance for payment of or payment for any Shares, or to terminate the Offer by giving notice of such termination to the Depositary, and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for upon the occurrence, in the reasonable good faith judgment of the Purchaser, of any of the conditions specified in Section 11 and (ii) at any time or from time to time, to amend the Offer in any respect consistent with the provisions of the Investment Agreement described above, as they may be amended from time to time.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If, in accordance with the Investment Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     The Purchaser shall not be required to accept for payment or pay for any shares of Class B Stock tendered pursuant to the Offer if, in the reasonable good faith judgment of the Purchaser, certain conditions described under "Section 13. Certain Conditions of the Offer" exist.

     Subject to and in accordance with the terms of the Investment Agreement, if, prior to the Expiration Date, the Purchaser should decrease the number of Shares being sought or increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day, from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Stock. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Common Stock and will be furnished by the Purchaser to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Common Stock when such lists or listings are received.

     2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for up to 1,800,000 Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 3 below) as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser and such determination shall be final and binding on all tendering stockholders. See Section 13. The Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities, as described in Section
4), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and purchased tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of its acceptance for payment of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid by the Purchaser on the purchase price of the Shares to be paid by the Purchaser, regardless of any delay in making such payment. If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") or the Philadelphia Depository Trust Company ("Philadep" and DTC sometimes hereinafter collectively referred to as the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 4, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to a holder of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer to one or more United States subsidiaries of the Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. Withdrawal Rights. Except as otherwise stated in this Section 3, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on the Expiration Date (which is initially March 6, 1996) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 6, 1996. In addition, if a tender offer by another bidder (other than the Company) is commenced for some or all of the Shares and the Purchaser has received notice or otherwise has knowledge of the commencement of such competing offer, then any Shares of the same class as those for which such other offer is commenced which have been tendered pursuant to the Offer and have not theretofore been accepted for payment by the Purchaser in accordance with the terms of the Offer may be withdrawn on the date of, and for 10 business days after, the commencement (other than commencement by public announcement) of such competing offer.

     To be effective, a written, telegraphic, telex or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the tendering stockholder. If the certificate(s) have been delivered to the Depositary, then, prior to the release of such certificate(s), the serial numbers shown on such certificate(s) must be submitted and the signature(s) on the notice of withdrawal must be guaranteed by a firm which is a member of the Medalion Signature Guarantee Program or by any other "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions"), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 4, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.

     Withdrawal of Shares may not be rescinded as any Shares properly withdrawn will thereafter be deemed not validly tendered for any purposes of the Offer. Withdrawn Shares may be retendered, however, by again following one of the procedures for tendering described in Section 4 of this Offer to Purchase at any time prior to the Expiration Date.

     If the Purchaser is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under this offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares until the expiration or termination of the Offer, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 3.

     4. Procedures for Tendering Shares. For a stockholder validly to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be mailed or delivered to and received by the Depositary at its addresses set forth on the back cover of this Offer to Purchase and either certificates for tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received), in each case, prior to the Expiration Date, or such stockholder must comply with the guaranteed delivery procedure set forth below.

     The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of a document to a Book-Entry Transfer Facility does not constitute delivery to the Depositary.

     Signatures on all Letters of Transmittal must be guaranteed by an Eligible Institution, except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING ON PAYMENTS MADE TO CERTAIN STOCKHOLDERS WITH RESPECT TO THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS CORRECT TAXPAYER IDENTIFICATION NUMBER BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates are not immediately available or such stockholder cannot deliver the certificates and all other required documents to the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (a) such tenders are made by or through an Eligible Institution; and

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary as provided below on or prior to the Expiration Date; and

          (c) the certificates (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book Entry Transfer Facilities as described above) for all tendered Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and all other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities as described above), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

     By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's right with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after January 31, 1996. Such appointment is effective upon the deposit by the Purchaser with the Depositary of the purchase price for such Shares as provided herein. Upon such appointment, all prior proxies given by such stockholder will be revoked, and no subsequent proxies may be given by such stockholder. The Purchaser's designees will be empowered, among other things, to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the stockholders of the Company or otherwise. In order for Shares to be deemed validly tendered, immediately after the Purchaser's acceptance for payment the Purchaser must be able to exercise all rights with respect to such Shares.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of their counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares. Neither the Purchaser, the Depositary, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in tenders or shall incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding. No tender of Shares shall be deemed to have been validly made until all defects or irregularities have been expressly cured or waived.

     The acceptance for payment by the Purchaser of tenders of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser in accordance with the terms and subject to the conditions of the Offer.

     5. Certain Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the holder will have held the Shares for more than one year at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. Price Range of Shares; Dividends. The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market under the symbol SEEDB. There is no established public trading market for the Class A Stock. The following table sets forth, for the quarters indicated, dividends per share and the high and low sales prices per Share as reported by the Nasdaq National Market and by the Dow Jones News Retrieval Service for the periods indicated.

                                                                DIVIDENDS    HIGH     LOW
                                                                ---------   ------   ------
        Fiscal 1994:
          First Quarter.......................................    $ .20     $31.75   $24.75
          Second Quarter......................................    $ .20     $35.00   $28.50
          Third Quarter.......................................    $ .20     $36.00   $30.50
          Fourth Quarter......................................    $ .20     $33.50   $27.50
        Fiscal 1995:
          First Quarter.......................................    $ .20     $32.88   $27.75
          Second Quarter......................................    $ .20     $29.75   $24.50
          Third Quarter.......................................    $ .20     $37.75   $29.00
          Fourth Quarter......................................    $ .20     $44.75   $38.50
        Fiscal 1996:
          First Quarter.......................................    $ .20     $49.50   $40.00
          Second Quarter (through February 6, 1996)...........    $ .20     $69.50   $44.38

     On January 31, 1996, the last full trading day prior to the announcement of the Offer and the Investment Agreement and related transactions, the reported closing price on the Nasdaq National Market was $59.25 per Share. On February 6, 1996, the last full trading day prior to commencement of the Offer, the reported closing price on the Nasdaq National Market was $69.50 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

     7. Effect of the Offer on Market for the Shares and Exchange Act Registration.

     The purchase of Shares pursuant to the Offer will likely reduce the number of Shares that might otherwise trade publicly. However, a significant percentage of the outstanding Shares will continue to be held by persons other than the Purchaser, and the Purchaser does not believe that its purchase of the Shares in the Offer is likely to result in the Company's failure to meet the requirements for continued inclusion in the Nasdaq National Market or in the Shares becoming eligible for deregistration under the Exchange Act. The Purchaser believes that its purchase of the Shares in the Offer should not have a material adverse effect on the liquidity and market value of the remaining Shares held by the public.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Following the Offer, the Shares will continue to be "margin securities."

     The Shares are currently registered under the Exchange Act and will continue to be registered thereunder after the Offer.

     8. Certain Information Concerning the Company. The Company is a Delaware corporation with its principal executive offices located at 3100 Sycamore Road, DeKalb, Illinois 60115.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995, the Company engaged in the development of products of major importance to two segments of modern agriculture -- seed (primarily corn, soybeans, sorghum, alfalfa and sunflower) and hybrid swine breeding stock. The Company operates two business segments, a seed segment and a swine breeding segment through the Company's wholly-owned subsidiary, DEKALB Swine Breeders, Inc.

     The Company conducts major research and development programs on those genetically determined traits which are of primary importance to the profitability of a farmer's production. The Company develops primary or inbred lines through a process of observation, evaluation and selection for further breeding only of those plants or swine which exhibit superior performance in certain traits. These primary or inbred lines, when mated or crossed to other primary or inbred lines, will pass on to their progeny the superior performance in those traits for which the primary or inbred lines were selected. Additionally, a fundamental genetic principle -- called heterosis, or hybrid vigor -- is generally utilized. Heterosis occurs when the progeny of genetically dissimilar parents have certain performance characteristics which are superior to those of either parent.

     The Company uses these principles of genetic selection and heterosis to provide products for the modern day agricultural industry. The Company also develops production and management techniques to complement the performance potential which resides in the genetic composition of its products.

     The selected financial information of the Company and its consolidated subsidiaries for the years ended August 31, 1995, 1994 and 1993 set forth below has been taken from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995, and such information is qualified in its entirety by reference to such document and all of the financial statements and related notes contained therein. The selected financial information for the quarter ended November 30, 1995 set forth below has been taken from unaudited financial information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended November 30, 1995. Such Form 10-K and Form 10-Q are each incorporated by reference herein. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including the related Notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                                                           THREE MONTHS
                                                              ENDED
                                                           NOVEMBER 30,      YEAR ENDED AUGUST 31,
                                                           ------------    --------------------------
                                                               1995         1995      1994      1993
                                                           ------------    ------    ------    ------
                                                                             (DOLLARS IN MILLIONS,
                                                                           EXCEPT PER SHARE AMOUNTS)
OPERATIONS DATA
Total Operating Revenues................................      $ 50.1       $319.4    $300.2    $277.4
Earnings before income taxes and discontinued
  operations............................................        (0.2)        15.1      15.2      (2.6)
Net earnings............................................      $ (0.1)      $ 10.7    $ 10.6    $  1.7
                                                               =====        =====     =====     =====
Earnings per share (1)..................................      $(0.02)      $ 2.04    $ 2.02    $ 0.33
Dividends per share.....................................      $ 0.20       $ 0.80    $ 0.80    $ 0.80
FINANCIAL DATA
Total assets............................................      $415.5       $323.0    $315.2    $313.0
Long-term debt..........................................        85.0         85.0      85.0      85.2
Shareholders' equity (2)................................       125.0        126.3     121.3     114.8

-------------------------
(1) Earnings per common share are calculated by dividing net earnings by the average number of common and common equivalents (stock options) shares outstanding during the relevant periods.

(2) Gains and losses resulting from translation (except in foreign countries experiencing hyperinflation) are reflected as an adjustment to shareholders' equity.

     On January 16, 1996, the Company announced that the U.S. Patent and Trademark Office granted it the first product patent covering insect-resistant corn plants, which patent covered fertile, transgenic corn plants expressing genes encoding a Bt insecticidal protein. On February 6, 1996, the Company announced that the U.S. Patent and Trademark Office granted it the first patent for the microprojectile bombardment method of transforming corn, which patent covers the microprojectile method for producing fertile, transgenic corn plants containing a bar or pat gene, as well as the production and breeding of progeny of such plants. Such recent announcements are part of an evolving portfolio of intellectual property which is held by the Company.

                             AVAILABLE INFORMATION

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and also should be available for inspection at the Commission's Regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc. ("NASD") Reports Section, 1735 K Street N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been provided by the Company or derived from publicly available information. Although the Purchaser has no knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

     9. Certain Information Concerning the Purchaser. The Purchaser is a corporation organized and existing under the laws of the State of Delaware, with its principal executive offices located at 800 North Lindbergh Blvd., St. Louis, Missouri 63167. The Purchaser and its subsidiaries are engaged in the worldwide manufacture and sale of a widely diversified line of agricultural products; chemical products, including plastics and manufactured fibers; pharmaceuticals; and food products, including low-calorie sweeteners.

     The name, business address, present principal occupation, material positions held in the past five years and citizenship of each of the directors and executive officers of the Purchaser are set forth in Schedule A to this Offer to Purchase.

     At December 31, 1995, the Purchaser employed approximately 28,500 persons in its worldwide operations.

     There is set forth below certain consolidated summary financial information of the Purchaser for the Purchaser's last three fiscal years and the nine months ended September 30, 1995 and 1994 as contained in the Purchaser's Annual Report on Form 10-K for the year ended December 31, 1994 and Form 10-Q for the quarter ended September 30, 1995 as filed with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Purchaser with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth under "Available Information" or from the New York Stock Exchange, Inc. ("NYSE").

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN MILLIONS)

                                                            NINE MONTHS
                                                               ENDED
                                                           SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                           -------------   --------------------------
                                                               1995         1994      1993     1992
                                                           -------------   ------    ------   -------
Net Sales................................................     $ 6,848      $8,272    $7,902    $7,763
Operating Income.........................................       1,030         923       810        58
                                                               ------      ------    ------    ------
       Net Income (Loss).................................     $   659      $  622    $  494    $  (88)

                               BALANCE SHEET DATA

                                                                                 AT DECEMBER 31,
                                                                AT           ------------------------
                                                        SEPTEMBER 30, 1995    1994     1993     1992
                                                        ------------------   ------   ------   ------
Total Assets..........................................       $ 10,575        $8,891   $8,640   $9,085
Long-Term Debt........................................          1,685         1,045    1,502    1,423
Shareowners' Equity...................................          3,631         2,948    2,855    3,005

     The Purchaser is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Information, as of particular dates, concerning Purchaser's directors and officers, their remuneration, options granted to them, the principal holders of the Purchaser's securities and any material interest of such persons in transactions with the Purchaser is disclosed in proxy statements distributed to the Purchaser's stockholders and filed with the Commission. Such reports, proxy statements and other information may be examined, and copies may be obtained at the same places and in the same manner set forth with respect to the information concerning the Company under "Available Information" in this Offer to Purchase, except copies of such information are available at the NYSE rather than the NASD Reports Section.

     Except as set forth in Sections 10 and 11, neither the Purchaser, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto nor any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither the Purchaser, nor, to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

     Except as set forth in Sections 10 and 11, neither the Purchaser, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contracts, negotiations or transactions since September 1, 1992 between the Purchaser, or, to the best of its knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, neither the Purchaser, nor, to the best of its knowledge, any of the persons listed in Schedule A hereto, has since September 1, 1992 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

     10. Background of the Offer; Contacts with the Company; Recommendation of the Company's Board.

BACKGROUND OF THE OFFER

     Since April, 1992, the Purchaser and the Company have entered into various research and similar agreements for the joint development of various products.

     In early 1995, Robert Shapiro, Chief Executive Officer of the Purchaser, suggested, first, through representatives, then, in March, 1995, directly to Bruce P. Bickner, Chief Executive Officer of the Company, that a business relationship between the companies could be beneficial to both companies.

     On April 5, 1995, Mr. Shapiro, Mr. Bickner and other members of the senior management of both companies met in Chicago, Illinois and discussed the range of possible future relationships between the companies. At this meeting, the Purchaser's representatives described their vision for the Purchaser's agriculture business and indicated that a relationship with a company in the seed corn business, a major element of Company's business, was a part of that vision. The Company's representatives indicated at that time that the Company was only interested in a collaboration. Representatives of the companies decided to continue discussions of a possible future relationship into which the companies might enter.

     On May 16, 1995, Mr. Shapiro, Mr. Bickner and other members of both companies' managements met again in Chicago, Illinois to further discuss a possible relationship. The Company's representatives indicated that they essentially agreed with the Purchaser's vision for agriculture. The Purchaser's representatives further described their specific plans for the future and described numerous areas for potential collaboration between the companies.

     In June, July and August of 1995, several meetings of the management teams occurred to assess potential opportunity for collaboration. These meetings covered a review of the market opportunity for new products, general discussions on the likely evolution of the seed corn and pesticide and herbicide markets, intellectual property status and potential methods for the companies to work together.

     In a meeting on October 6, 1995 among Mr. Shapiro, Mr. Bickner, Blair White, a Director of the Company, and John Robson, a Senior Advisor with Robertson, Stephens & Company LLC, both companies' representatives indicated that they believed that there was an opportunity for a relationship between the companies and outlined a possible structure of such a relationship. In a telephone conversation between Mr. Shapiro and Mr. Bickner on October 9, 1995, they agreed to designate representatives of the companies' management and advisors to develop further detailed ideas for a form of relationship between the companies. "Investment Teams" were created by each company to discuss and develop the structure of the investment by the Purchaser in the Company. "Collaboration Teams" were created by each company to discuss and develop the nature of the collaboration of the companies in the development and marketing of products.

     In a series of meetings in October, 1995, the Investment Teams and the Collaboration Teams, in Chicago, Illinois, developed a possible structure for an investment by the Purchaser in the Company and the collaboration arrangements and the initial license arrangements between the companies.

     On November 8, 1995, Mr. Shapiro and Mr. Bickner met to review the status of the various ongoing discussions. Although both companies still felt there was significant potential value in developing a relationship between the companies, there were significant differences concerning numerous major issues.

     In November, 1995, the Collaboration Teams continued to develop the potential collaboration and licensing arrangements, and Mr. Thomas Rauman, Chief Financial Officer of Company, met with the Purchaser's representatives to discuss the issues with respect to the Purchaser's potential investment in the Company.

     On December 6, 1995, Mr. Bickner (and various advisors) met with Mr. Shapiro (and various advisors) in St. Louis, Missouri. They agreed to continue discussions regarding a relationship between the companies and, concluded that, although several major issues had not yet been resolved, it was appropriate to begin to draft contracts reflecting the possible relationship between the companies.

     On numerous occasions in December 1995 and January 1996, representatives of both companies met to negotiate and draft various agreements and outline the major open issues.

     Representatives of the companies and their advisors also met in January to review various due diligence topics.

     On January 9, 1996, Mr. Shapiro and Mr. Bickner and their advisors met in Chicago, Illinois to further discuss major issues concerning the companies' relationship, including the price and terms of any sale of shares or tender offer. The Board of Directors of the Company, which had been advised by Mr. Bickner on these discussions at two earlier meetings, met by telephone on January 11, 1996 and in person on January 16, 1996, in each case to receive presentations from management and outside financial and legal advisors, including special counsel to the Board, ask questions and review in more detail the terms of the possible collaboration, investment, tender offer and related matters. The parties continued to discuss issues and exchange drafts until final contracts were prepared for signature on January 31, 1996.

     On January 31, 1996, the Company's Board reviewed the terms of the Investment Agreement and the Ancillary Agreements with the Company's management and its financial and legal advisors. Merrill Lynch, Pierce, Fenner & Smith Incorporated, then delivered its opinion to the Company's Board of Directors dated January 31, 1996 that, as of such date, the Investment Agreement, the Ancillary Agreements and the transactions contemplated thereby, taken as a whole, were fair to the Company and its shareholders from a financial point of view. The Board then unanimously (i) approved the Investment Agreement and the Ancillary Documents; (ii) determined that the Investment Agreement, the Ancillary Documents and the transactions contemplated thereby, including the Offer, taken together, are fair to and in the best interests of the Company and its shareholders; and (iii) resolved to recommend the Offer to holders of shares of Class B Stock who desire an opportunity to sell all or a portion of their shares for cash at this time.

     Reference is made to the Company's Statement on Schedule 14D-9 for a description of the matters considered by the Board in connection with its actions.

     11. Purpose of the Offer; the Investment Agreement; the Stockholders' Agreement; the Ancillary Agreements. The purpose of the Offer is to acquire the Shares as one step in acquiring up to a 45% equity interest in the Company and establishing a strategic relationship between the Company and the Purchaser. In connection with such relationship, the Purchaser will have representation on the Company's Board of Directors and certain other rights under Investment Agreement and the Ancillary Agreements allowing the Purchaser to enhance its business and influence the business of the Company as more fully described below.

                              INVESTMENT AGREEMENT

THE NEWLY ISSUED SHARES

     In addition to the terms of the Offer, the Investment Agreement also sets forth the terms and conditions by which the Company will issue and sell to Monsanto the Newly Issued Shares. Pursuant to the terms of the Investment Agreement, Monsanto will purchase from the Company newly issued shares of Class A Stock at a price per share of $65.00 (such shares representing 10% of the outstanding shares of Class A Stock after expiration of the Offer and after giving effect to the issuance thereof) and 378,000 newly issued shares of Class B Stock at a price per share of $65.00. Subject to the satisfaction or waiver of the conditions set forth in the next three paragraphs, the Closing of the purchase and sale of the Newly Issued Shares will occur as promptly as practicable after the expiration of the Offer, or on such later date and time as may be mutually agreed by Monsanto and the Company.

CONDITIONS PRECEDENT TO THE PURCHASE AND SALE OF THE NEWLY ISSUED SHARES

     The respective obligations of Monsanto and the Company to consummate the transactions contemplated to occur at the Closing, including the purchase and sale of the Newly Issued Shares, are subject, among other things, to the satisfaction or waiver of the following conditions as of the Closing: (i) there not being threatened or pending by any Governmental Authority (as defined under Section 13. "Certain Conditions of the Offer.") any suit, action or proceeding, and there not being pending by any other person any suit, action or proceeding, which has a substantial likelihood of success, seeking: (x) to restrain or prohibit the purchase and sale of the Newly Issued Shares or the Class B Stock pursuant to the Offer, (y) to compel the Company to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or to compel Monsanto or its subsidiaries to dispose of, or hold separate any material portion of the business or assets of Monsanto and its subsidiaries, as a result of any of the transactions contemplated by the Investment Agreement or the Ancillary Agreements or (z) to prohibit Monsanto or the Company, as the case may be, from effectively exercising any of its material rights under the Investment Agreement or any Ancillary Agreement; and (ii) no Governmental Authority having enacted, entered, promulgated, enforced or issued any statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition then in effect preventing the consummation of any of the transactions contemplated by the Investment Agreement or the Ancillary Agreements or having any of the other consequences described in clause (i).

     The obligation of Monsanto to consummate the transactions contemplated to occur at the Closing, including the purchase and sale of the Newly Issued Shares, is also subject to the satisfaction or waiver of the following conditions as of the Closing: (i) the representations and warranties of the Company set forth in the Investment Agreement and in the Ancillary Agreements being true and correct in all material respects as of the date of the Investment Agreement and as of the date of the Closing (the "Closing Date") as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); Monsanto having received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of the Company; and the Company having performed or complied in all material respects with all obligations and covenants required by the Investment Agreement and the Ancillary Agreements to be performed or complied with by the Company by the time of the Closing; (ii) amendments to the Company's Bylaws contemplated by the Investment Agreement (see, "-- Amendment of Bylaws of the Company") having been duly authorized, approved and effected; (iii) the Company having furnished to Monsanto an opinion of John H. Witmer, Jr., Senior Vice President and General Counsel of the Company; and (iv) the Company (including its subsidiaries) not having sold or otherwise disposed of (or authorized, committed or agreed to sell or otherwise dispose of) any business or assets relating to the research-based production, marketing, licensing and sale of agronomic seed (including both technology related thereto and products derived therefrom) (the "Primary Business") that constitute more than 5% of the total consolidated assets of the Company as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made, excluding sales in the normal course of business.

     The obligation of the Company to consummate the transactions contemplated to occur at the Closing, including the purchase and sale of the Newly Issued Shares, is also subject to the satisfaction or waiver of the following conditions as of the Closing: (i) the representations and warranties of Monsanto set forth in the Investment Agreement and in the Ancillary Agreements being true and correct in all material respects as of the date of the Investment Agreement and as of the Closing Date as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); the Company having received a certificate to such effect dated as of the Closing Date and executed by a duly authorized officer of Monsanto; and Monsanto having performed or complied in all material respects with all obligations and covenants required by the Investment Agreement and the Ancillary Agreements to be performed or complied with by Monsanto by the time of the Closing; (ii) the Offer having expired and Monsanto having purchased or accepted for payment and purchase any Class B Stock which it will acquire pursuant to the Offer; and (iii) Monsanto having furnished to the Company an opinion of Frank E. Vigus, Assistant General Counsel of Monsanto.

ADDITIONAL MARKET PURCHASES OF CLASS B STOCK

     The Newly Issued Class B Shares, together with the maximum number of shares of Class B Stock that may be purchased by Monsanto in the Offer, would constitute approximately 45% of the total issued and outstanding shares of Class B Stock at January 31, 1996 after giving effect to the issuance of the Newly Issued Class B Shares. The Investment Agreement provides that if, after completion of the Offer and the purchase of the Newly Issued Shares at the Closing, Monsanto beneficially owns less than 40% of the outstanding Common Stock on the first day after completion of the Offer and the Closing, then Monsanto will have the right, at any time prior to the first anniversary of the Closing Date, to acquire in the market up to an additional number of shares of Class B Stock so that after such purchases the total Common Stock beneficially owned by Monsanto and its affiliates does not exceed 40% of the outstanding Common Stock at such time.

REPRESENTATIONS AND WARRANTIES; SURVIVAL; INDEMNIFICATION

     The Investment Agreement contains various representations and warranties of the Company, relating, among other things, to: (i) its organization, existence, good standing, corporate power and qualification and the organization, existence, good standing, corporate power and qualification of its Significant Subsidiaries (as defined in the Investment Agreement), (ii) its subsidiaries,
(iii) its capitalization and the issuance of the Newly Issued Shares, (iv) its authorization, execution, delivery and performance of and the enforceability of the Investment Agreement and the Ancillary Agreements; the absence of conflicts or violations of or defaults under, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company and certain other agreements and documents; and required consents and approvals, (v) the documents and reports filed by the Company with the Commission and the accuracy and completeness of the information contained therein, (vi) the absence of certain changes or events, (vii) pending or threatened litigation, (viii) tax matters, (ix) stockholder voting requirements, (x) broker's or similar fees, (xi) compliance with applicable laws and environmental matters, (xii) material contracts and
(xiii) the accuracy and completeness of information relating to the Investment Agreement and the Ancillary Agreements.

     The Investment Agreement also contains various representations and warranties of Monsanto, relating, among other things to: (i) its organization, existence, good standing and corporate power; (ii) its authorization, execution, delivery and performance of and the enforceability of the Investment Agreement and the Ancillary Agreements; the absence of conflicts or violations of or defaults under, its Certificate of Incorporation, its Bylaws and certain other agreements and documents; and required consents and approvals; (iii) broker's or similar fees, (iv) certain matters relating to its purchase of the Newly Issued Shares and related federal securities laws matters and (v) its ownership of Common Stock and related matters.

     The representations and warranties in the Investment Agreement and in the instruments delivered pursuant thereto (without regard to the Ancillary Agreements) will survive the Closing for a period of 24 months, except that certain of the Company's representations and warranties, to the extent applicable to the issuance of the Newly Issued Shares to Monsanto at the Closing, will survive the Closing indefinitely and certain of the Company's representations and warranties relating to tax matters will survive the Closing until the expiration of the applicable statute of limitations.

     The Investment Agreement provides that (i) the Company will indemnify and hold Monsanto and its directors, officers, employees and agents (collectively, "Monsanto Indemnified Parties") harmless from and against any and all claims, liabilities, fines, penalties, demands, causes of action, suits, judgments, losses, injuries, damages (including costs of defense, settlement and reasonable attorneys' fees) (collectively, "Liabilities, Actions and Damages") suffered or incurred by Monsanto Indemnified Parties with respect to any inaccuracy of representations and warranties of the Company in the Investment Agreement or, subject to a 60-day cure period following written notice thereof, with respect to breaches by the Company of its covenants made in the Investment Agreement and
(ii) Monsanto will indemnify and hold the Company and its directors, officers, employees and agents (collectively, the "Company Indemnified Parties") harmless from and against any and all Liabilities, Actions and Damages suffered or incurred by the Company Indemnified Parties with respect to any inaccuracy of representations and warranties of Monsanto in the Investment Agreement or, subject to a 60-day cure period following written notice thereof, with respect to breaches by Monsanto of its covenants made in the Investment Agreement.

CONDUCT OF BUSINESS BY THE COMPANY UNTIL THE CLOSING

     The Company has agreed that during the period from the date of the Investment Agreement until the Closing, the Company will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted. Without limiting the generality of the foregoing, the Company has agreed that it will not (and, as applicable, neither the Company nor any subsidiary will) take any of the following actions:

          (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (other than dividends on Common Stock to be declared and paid only at the customary rates and times) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (b) issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (i) the issuance of new options or Common Stock under the Company's Long Term Incentive Plan, Savings and Investment Plan and Director Stock Option Plan (collectively, the "Stock Plans") or Common Stock upon the exercise or conversion of rights outstanding on the date of the Investment Agreement and in accordance with their present terms, (ii) the purchase of Common Stock pursuant to the Stock Plans, in accordance with their respective terms and
     (iii) the issuance and sale of the Newly Issued Shares in accordance with the terms of the Investment Agreement);

          (c) acquire, in a single transaction or in a series of related transactions, any business or assets outside the Primary Business of the Company that would be equal in amount to more than 25% of the total consolidated assets of the Company as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise;

          (d) amend its certificate of incorporation or bylaws except for amending the bylaws of the Company as contemplated by the Investment Agreement (see, "-- Amendment of Bylaws of the Company"); or

          (e) authorize, or commit or agree to take, any of the foregoing actions.

ELECTION OF MONSANTO DIRECTORS AND INDEPENDENT DIRECTORS

     The Investment Agreement provides that no later than 20 business days after the Closing, the Board of Directors will be increased in number so that Monsanto may nominate one director whose term will expire at the Company's 1999 annual meeting of stockholders. The Investment Agreement further provides that if Monsanto acquires beneficial ownership of at least 20% of the outstanding Common Stock in accordance with the terms of the Investment Agreement, Monsanto may nominate an additional director who will be placed on the ballot for election at the Company's annual meeting of stockholders to be held in January, 1997 and whose term will expire at the Company's 2000 annual meeting (each such director and any other persons nominated from time to time by Monsanto pursuant to the terms of the Investment Agreement described herein, a "Monsanto Nominee"). Any Monsanto Nominee may be an employee, officer or director of Monsanto or any of its subsidiaries and each shall be reasonably satisfactory to the Company. The Company will use all reasonable efforts at all times thereafter, during which
(i) Monsanto retains beneficial ownership of at least 7.5% of the Class A Stock and that number of shares of Common Stock (the "75% Limitation") as is equal to at least 75% of the highest percentage of the outstanding Common Stock beneficially owned by Monsanto after completion of the Offer, the Closing and the acquisition of any additional shares of Class B Stock acquired by Monsanto pursuant to the provisions described under "-- Acquisition of Additional Class B Stock" and (ii) the Collaboration Agreement is in full force and effect (except if terminated by reason of a material breach of its terms by the Company), to cause the Monsanto Nominees to be elected to the Board of Directors; provided, if Monsanto retains beneficial ownership of less than 7.5% of the Class A Stock and the 75% Limitation but at (i) least 5% of the outstanding Class A Stock and that number of shares of Common Stock is equal to 50% of the highest percentage of the outstanding Common Stock beneficially owned by Monsanto after completion of the Offer, the Closing and the acquisition of any additional shares of Class B Stock acquired by Monsanto pursuant to the provisions described under "-- Acquisition of Additional Class B Stock" and (ii) the Collaboration Agreement remains in full force and effect as aforesaid, then the Monsanto Nominees will be limited to one director (any period during which Monsanto is entitled to nominate one or more Monsanto Nominees is referred to as a "Director Representation Period").

     Monsanto has agreed that if at any time the conditions entitling Monsanto to elect one or two Monsanto Nominees, as the case may be, are not met: (i) at the request of the Company, Monsanto will use all reasonable efforts to cause such Monsanto Nominee(s) who shall then be serving as a member of the Board of Directors to resign and (ii) Monsanto will have no further rights under the Investment Agreement with respect to the election of one or two Monsanto Nominees, as the case may be.

     The Company has agreed that during any Director Representation Period in which two Monsanto Nominees serve as members of the Board of Directors, one such Monsanto Nominee will be a member of the Company's Executive Committee and the other will be a member of the Company's Audit Committee and that if only one Monsanto Nominee serves as a member of the Board of Directors, such Monsanto Nominee will serve as a member of the Company's Executive Committee. Monsanto Nominees will not be paid director fees or meeting fees but will be reimbursed for reasonable expenses of attending meetings.

     During a Director Representation Period, Monsanto will have the right to designate any replacement for a Monsanto Nominee upon the death, resignation, retirement, disqualification or removal from office for cause of such Monsanto Nominee, such replacement to be reasonably satisfactory to the Company. The Company has agreed to use all reasonable efforts to cause each person so designated by Monsanto to be promptly appointed or elected to the Board of Directors. During any period in which Monsanto is entitled to designate a Monsanto Nominee but no Monsanto Nominee is then serving on the Board of Directors (if Monsanto shall have designated such a person within a reasonable period of time), the Board may not amend the Bylaw provisions required to be adopted by the Company pursuant to the Investment Agreement without the consent of Monsanto. See "-- Amendment of Bylaws of the Company."

     The Company has agreed to use all reasonable efforts to assure that during a Director Representation Period there will be at least three Independent Directors on the Board of Directors. As defined in the Investment Agreement, an Independent Director is any individual who (i) is not (apart from such directorship): an officer or employee of the Company or any affiliate of the Company, (ii) is not a director, officer or employee of Monsanto or any affiliate of Monsanto, (iii) is not a Major A Stockholder, an affiliate of a Major A Stockholder or a Permitted Transferee (as defined in the Stockholders' Agreement described herein under "Stockholders' Agreement") of a Major A Stockholder, (iv) did not in either of the last two completed calendar years receive, and is not an officer, director, employee, stockholder holding more than 10% of the voting interest of, a partner or affiliate of any entity that in either of such entity's two most recent fiscal years, received, more than (A) $350,000 in revenues or other compensation or (B) 20% of such entity's total revenues from the Company, Monsanto, a Major A Stockholder or a Permitted Transferee or an affiliate of any of the foregoing; provided, no person who is serving as a director of the Company as of the date of the Investment Agreement will be excluded pursuant to this clause (iv) unless such person is also excluded pursuant to clauses (i), (ii), (iii) or (v) of the definition; or (v) is not a voting trustee under a Voting Trust Agreement entered into among the Major A Stockholders (the "Voting Trust Agreement"); but does not include any Monsanto Nominee.

AMENDMENT OF BYLAWS OF THE COMPANY

     The obligation of Monsanto to consummate the transactions contemplated to occur at the Closing, including purchase and sale of the Newly Issued Shares, is conditioned upon, among other things, the Company amending its Bylaws to: (i) state that the Primary Business of the Company is the research-based production, marketing, licensing and sale of agronomic seed, including both technology related thereto and products derived therefrom; (ii) state that the use of voting securities of the Company to facilitate strategic collaborations is in the Company's best interest, but as to any one strategic collaboration, the maximum amount of voting securities of the Company to be issued to any individual, entity or Group (as defined in Section 13(d)(3) of the Exchange Act) will not exceed 10% of the voting securities of the Company then outstanding; and (iii) prohibit the Company from acquiring any business or assets outside of the Primary Business of the Company that would constitute more than 25% of the total consolidated assets of the Company as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made. Notwithstanding the immediately preceding sentence, the required Bylaw amendments would permit the Company to change its Primary Business, issue voting securities to facilitate a strategic collaboration or acquire any business outside of the Primary Business unless three (two prior to the Company's 1997 annual meeting of stockholders) of the members of the Board of Directors vote against the resolution of the Board of Directors relating to such change or transaction. The amendments described in this paragraph may not be further amended if at least two (one prior to the Company's 1997 annual meeting of stockholders) of the members of the Board of Directors vote against such further amendment.

RESTRICTIONS ON TRANSFER

     The Investment Agreement provides that, prior to the earliest of (i) the third anniversary of the Closing, (ii) the termination or expiration of the Collaboration Agreement (except if the Collaboration Agreement is terminated by reason of a material breach of its terms by Monsanto), (iii) the issuance by a Government Authority of a final, non-appealable order (a "Final Governmental Order") requiring Monsanto to divest any or all shares of Common Stock of the Company, securities of the Company convertible into such shares, or options, warrants or other rights to acquire such shares (collectively, "Equity") or (iv) the agreement of the Company to enter into a Business Combination (as hereinafter defined) with a person other than Monsanto or any of its affiliates, neither Monsanto nor any of its United States subsidiaries may transfer any Equity except for: (1) subject to certain conditions, a transfer by Monsanto to one of its United States subsidiaries; (2) a transfer to the Company or one of its subsidiaries; (3) a transfer pursuant to a merger or consolidation that is recommended by the Board of Directors in which the Company is a constituent corporation; (4) a transfer pursuant to a bona fide third party tender offer or exchange offer, which was not induced directly or indirectly by Monsanto or any of its affiliates, that is recommended by the Board of Directors or pursuant to which Major A Stockholders tender or exchange shares equal to a majority of the total voting power of the Company (and do not withdraw the same on or before the business day immediately prior to the expiration date of such offer), subject to the Company's right of first refusal under the Investment Agreement (the "Right of First Refusal"), (see, "-- Right of First Refusal"); or (5) a transfer of Class B Stock tendered on the expiration date of a bona fide third party tender offer or exchange offer, which was not induced directly or indirectly by Monsanto or any of its affiliates, of a number of shares of Class B Stock equal to the aggregate number of shares of Common Stock tendered by all Major A Stockholders (and not withdrawn by such Major A Stockholders prior to the close of business on the business day immediately prior to such expiration date), provided Monsanto shall have received written notice from the third party making such tender or exchange offer certifying that such Major A Stockholders shall have tendered and not withdrawn such shares as of the close of business on the business day prior to such expiration date, subject to the Right of First Refusal.

     The Investment Agreement further provides that after the earliest to occur of the events described in clauses (i) through (iv) of the immediately preceding paragraph, neither Monsanto nor any of its United States subsidiaries may transfer any Equity except for a transfer (a "Monsanto Permitted Transfer") which is either (x) permitted by the provisions described in the immediately preceding paragraph or (y) made by Monsanto or any of its United States subsidiaries of Class B Stock for cash (1) in private sales to financial or institutional buyers other than for or on behalf of certain described competitors of the Company, (2) in bona fide open market "brokers' transactions" as permitted by Rule 144 under the Securities Act, or (3) in a bona fide public offering pursuant to the Registration Rights Agreement (any such public offering, a "Monsanto Permitted Offering"), provided that in the case of a transfer described in clauses (1) or (3), the Company has waived its Right of First Refusal, and provided, further, that Monsanto or such subsidiaries, as the case may be, take all reasonable steps to assure that, in connection with any such open market transactions or Monsanto Permitted Offering, transfers not be made to any person or Group that would, following such transfer, beneficially own more than 5% of the outstanding voting stock of the Company or more than 5% of the outstanding Class B Stock or, in the case of a private sale described in clause (1), more than 7.5% of the outstanding voting stock of the Company or more than 7.5% of the outstanding Class B Stock; and provided, further, in the case of a Monsanto Permitted Offering which is not made pursuant to a firm underwriting commitment, such transfers are completed within 60 days from the date such shares are first made available for public sale.

     As used in the Investment Agreement, "Business Combination" means a merger or consolidation pursuant to which the Common Stock is convertible into or exchanged for cash, securities or other property, or a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or a sale of all or substantially all of the assets of the Company's United States seed corn business, provided that a transaction in which the beneficial ownership of the capital stock of the Company or of the sole surviving corporation to the transaction (or of the ultimate parent of the Company or of such sole surviving corporation) immediately after the consummation of such transaction is substantially the same as the beneficial ownership of the Company's capital stock immediately prior to the consummation thereof will not be deemed a Business Combination unless such transaction results in the sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or all or substantially all of the asset of the Company's United States seed corn business.

     If Monsanto disposes of beneficial ownership of any Equity prior to the tenth anniversary of the Closing Date as described above as a result of a Final Governmental Order which arises out of or results from the acquisition or attempted acquisition of Monsanto of assets or businesses not owned by Monsanto or its affiliates on the date of the Investment Agreement other than the transactions contemplated by the Investment Agreement (an "Acquisition"), then the terms of the Collaboration Agreement and the License Agreements will be amended as provided therein and (i) Monsanto will be required to reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with any registrations effected by the Company to permit such disposition of Equity, whether or not required to be borne by the Company under the Registration Rights Agreement and (ii) Monsanto will only be entitled to dispose of that amount of Equity required to be disposed of pursuant to such Final Governmental Order.

     If Monsanto disposes of beneficial ownership of any Equity after the third anniversary of the Closing Date and prior to the tenth anniversary of the Closing Date other than (i) transfers permitted by the Investment Agreement as described above, (ii) dispositions required after the issuance of a Final Governmental Order, (iii) dispositions following termination or expiration of the Collaboration Agreement (except if the same is terminated by reason of a material breach of its terms by Monsanto), (iv) dispositions by reason of a decrease in the Company's share of the United States seed corn market to less than 7% as determined by annual gross units sold or licensed in any two consecutive fiscal years or the incurrence by the Company of net operating losses in any two consecutive fiscal years or (v) dispositions following the agreement of the Company to enter into a Business Combination with a person other than Monsanto or any of its affiliates, then the terms of the Collaboration Agreement and the License Agreements will be amended as provided therein and Monsanto will be required to reimburse the Company for all reasonable costs and expenses incurred by the Company in connection with any registrations effected by the Company to permit such disposition of Equity whether or not required to be borne by the Company under the Registration Rights Agreement.

     If Monsanto disposes of beneficial ownership of any Equity prior to the tenth anniversary of the Closing Date as described above as a result of a Final Governmental Order which arises out of or results from the acquisition or attempted acquisition by the Company of assets or businesses not owned by the Company or its affiliates on the date of the Investment Agreement, other than as contemplated by the Investment Agreement, then the terms of the Collaboration Agreement and the License Agreements will be amended as provided therein and the Company will be required to reimburse Monsanto for all reasonable costs and expenses, including underwriting discounts and commissions, incurred by Monsanto in connection with any registrations effected by the Company on behalf of Monsanto to permit such disposition of Equity, whether or not required to be borne by Monsanto under the Registration Rights Agreement.

RIGHT OF FIRST REFUSAL

     Until the tenth anniversary of the Closing, prior to any transfer by Monsanto or any of its United States subsidiaries: (i) of Class B Stock for cash in a private sale to a financial or institutional buyer other than for or on behalf of specified competitors of the Company, (ii) of Equity in a Monsanto Permitted Offering, (iii) pursuant to a bona fide third party tender offer or exchange offer, which is not induced directly or indirectly by Monsanto or any of its affiliates and which is not recommended by the Board of Directors: (a) pursuant to which Major A Stockholders tender or exchange shares equal to a majority of the total voting power of the Company or (b) of a number of shares of Class B Stock equal to the aggregate number of shares of Common Stock tendered by all Major A Stockholders in such third party tender offer or exchange offer, Monsanto is obligated to offer to the Company by written notice (the "Offer Notice"), such Class B Stock or Equity of the Company, which Offer Notice is required to specify, among other things, the number, amount and description of the Equity to be sold or otherwise transferred, the offer price, determined in accordance with the Investment Agreement (the "Offer Price") and any other proposed terms of the transfer.

     The Company may elect to purchase all, or in the case of a Monsanto Permitted Offering, any portion of, the offered securities at the Offer Price and upon the terms and conditions specified in the Offer Notice, provided, that, if in connection with a Monsanto Permitted Offering the Company elects to purchase less than all of the offered securities, the number of offered securities that the Company elects to purchase will be subject to a reduction (determined by the managing underwriter after consultation with a financial advisor selected by Monsanto) to the extent such managing underwriter (after consultation with Monsanto's financial advisor) determines that the amount of such offered securities that the Company has elected to purchase would so reduce the amount of Equity to be sold pursuant to the Monsanto Permitted Offering as to have a material adverse effect on such offering as contemplated by Monsanto (including the price at which Monsanto proposes to sell such securities). Upon any such reduction, the Company will be given the opportunity to make a further election to either purchase the amount of Equity as so reduced, to purchase all of such purchase offered securities or to withdraw the Company's earlier election.

     The Company may assign the rights described in the preceding paragraphs to any person. If the Company does not respond to the Offer Notice within the required period or elects not to purchase the offered securities, Monsanto or its United States subsidiary, as the case may be, will be free to complete the proposed transfer in accordance with the terms of the Investment Agreement.

EQUITY PURCHASE RIGHTS

     From the Closing Date, while Monsanto beneficially owns either 5% of the Class A Stock or 20% of the Class B Stock, if the Company proposes to issue for cash (subject to specified limitations and excluding certain issuances relating to, among other things, the Stock Plans, certain stock options, certain small offerings and the reissuance of Common Stock purchased by the Company after the Closing) any Equity ("Additional Equity"), the Company is required to give Monsanto at least ten days' prior written notice (the "Issuance Notice") of such intention, describing the type of Equity, the estimated price and the other terms upon which the Company proposes to issue the Additional Equity and the estimated date of such issuance. Monsanto will have no more than 20 days from the date the Issuance Notice is received to agree to purchase all or any portion of its Pro Rata Share (as hereinafter defined) of the Additional Equity by giving written notice to the Company of its desire to purchase the Additional Equity (the "Response Notice").

     Pro Rata Share means the amount of Additional Equity necessary to permit Monsanto to maintain its Outstanding Interest (as hereinafter defined) immediately prior to the issuance of the Additional Equity. Outstanding Interest means the respective aggregate percentages of the outstanding shares of Class A Stock or Class B Stock beneficially owned from time to time by Monsanto and its United States subsidiaries, including as Class A Stock or Class B Stock any Equity convertible into or entitling the holder to acquire the same, as the case may be (except by virtue of the conversion of Class A Stock into Class B Stock), excluding in each case stock options or other rights to acquire Class A Stock or Class B Stock granted under Stock Plans or under any stock option plan or any stock-based incentive compensation plan adopted in the future and Monsanto's rights under the Investment Agreement with respect thereto. Monsanto will be entitled to purchase only the type or class of Equity issued or proposed to be issued which entitles Monsanto to a Pro Rata Share.

     From the Closing Date and for so long as Monsanto beneficially owns either 5% of the Class A Stock or 20% of the Class B Stock, with respect to the issuance of shares of Class A Stock or Class B Stock pursuant to the exercise of stock options or other rights to acquire Class A Stock or Class B Stock granted under the Stock Plans, or under any other stock option or stock-based incentive compensation plan that the Company may adopt in the future, Monsanto has the right, in respect of each fiscal year of the Company beginning with its fiscal year ending August 31, 1996, to purchase from the Company all or any portion of the number of shares of Class A Stock or Class B Stock which is necessary for Monsanto to purchase in order to maintain the same percentage of ownership of issued and outstanding shares of Class A Stock and Class B Stock that Monsanto owned as of the last day of such fiscal year without regard to shares of Class A Stock and Class B Stock issued pursuant to the exercise of stock options during that fiscal year (or in the case of the Company's fiscal year ending August 31, 1996, after the Closing Date).

STANDSTILL

     Monsanto has agreed that prior to the tenth anniversary of the Closing
Date: (i) none of Monsanto's affiliates except for its United States subsidiaries will beneficially own (subject to certain exceptions) any Equity,
(ii) neither Monsanto nor its affiliates will acquire any beneficial ownership of any Equity except as permitted by the Investment Agreement and (iii) neither Monsanto nor any of its affiliates will acquire beneficial ownership of any additional Equity such that the Equity beneficially owned by Monsanto and its affiliates would represent in the aggregate more than (a) 10% of the total voting power of the Company, (b) the Class B Limitation Percentage (as hereinafter defined), or (c) 40% of the outstanding Common Stock of the Company (each such percentage, a "Percentage Limitation") unless (i) Monsanto receives from a Major A Stockholder an offer to purchase shares of Class A Stock beneficially owned by such Major A Stockholder pursuant to any rights granted by such Major A Stockholder to Monsanto in the Stockholders' Agreement, in which event Monsanto will be entitled to acquire beneficial ownership from such Major A Stockholder of such additional shares of Class A Stock, and (ii) no later than 60 days after acquisition of beneficial ownership of a majority of the total voting power of the Company in accordance with the terms of the Investment Agreement, Monsanto will be required to make a Permitted Acquisition Proposal (as hereinafter defined).

     Class B Limitation Percentage means the percentage of Class B Stock determined by dividing (i) the number of shares of Class B Stock beneficially owned by Monsanto after: (a) the acquisition of the Newly Issued Shares, (b) the acquisition of Class B Stock pursuant to the Offer and (c) the acquisition of any additional Class B Stock acquired pursuant to the provisions described under "-- Additional Market Purchases of Class B Stock" by (ii) the total number of shares of Class B Stock outstanding on the first anniversary of the Closing Date.

     A Permitted Acquisition Proposal means an Acquisition Proposal which (i) is made to the Board of Directors and, unless and until approved as described in clause (ii), not made directly to the stockholders of the Company, (ii) is subject to the approval of a majority of the Independent Directors prior to the execution of any definitive agreement in connection with a transaction involving the Company or the making of any tender or other offer to purchase Common Stock from any stockholders of the Company who are not Major A Stockholders and (iii) would result, if successful, in the acquisition by Monsanto of beneficial ownership of not less than 100% of the outstanding capital stock of the Company at a price per share not less than the highest price at which Monsanto has acquired (or proposes to acquire in connection with the transaction) beneficial ownership of any Common Stock from a Major A Stockholder within the preceding two years and for cash and/or the same form of consideration if other than cash as paid or offered to be paid to the Major A Stockholders. An Acquisition Proposal means any tender offer or exchange offer or proposal with respect to a Business Combination or a sale of 10% or more of the outstanding capital stock of the Company.

     If Monsanto acquires a majority of the total voting power of the Company but not 100% of the outstanding capital stock of the Company, Monsanto is required to: (i) use all reasonable efforts to assure that at all times thereafter there will be three Independent Directors on the Board of Directors until such time as Monsanto has acquired 100% of the outstanding capital stock of the Company; and (ii) not acquire additional capital stock of the Company (other than from a Major A Stockholder) or implement any Acquisition Proposal with regard to the Company or enter into any commercial transaction with the Company (not previously in existence) involving a value to the Company as approved in good faith by a majority of the Independent Directors of less than $1,000,000 unless such offer, Acquisition Proposal or commercial transaction is approved by a majority of the Independent Directors.

     Neither Monsanto nor any of its affiliates will be deemed in violation of a Percentage Limitation if their beneficial ownership of Equity exceeds such Percentage Limitation solely as a result of: (i) an acquisition of Common Stock by the Company that, by reducing the number of securities outstanding, increases the proportionate amount of Common Stock beneficially owned by Monsanto and its affiliates in the aggregate to more than any of the Percentage Limitations or
(ii) the exercise by third parties of the right to convert Class A Stock into Class B Stock, provided, that in each case such Percentage Limitation will be deemed violated if Monsanto or any of its affiliates thereafter becomes the beneficial owner of any additional Equity unless: (i) Monsanto is permitted to acquire such Common Stock as described in the previous paragraph or (ii) upon the consummation of the acquisition of such additional Equity Monsanto and its affiliates do not beneficially own in the aggregate more than the applicable respective Percentage Limitation.

     If the Company receives an Acquisition Proposal (including an indication of interest in making such a proposal) from a third party which has not been solicited from the Board of Directors and which, if consummated, would result in a Business Combination (an "Unsolicited Proposal"), the Company is required to notify Monsanto in writing (the "Company Notice") of the material terms of such Unsolicited Proposal, including without limitation any specified consideration.
If: (A) the Board of Directors determines to enter into negotiations with regard to an Unsolicited Proposal and Monsanto shall not have advised the Company subsequent to the receipt of the Company Notice that it is not interested in submitting a Monsanto Proposal (as hereinafter defined), or (B) in the absence of receipt of an Unsolicited Proposal, the Company invites any third party to make an Acquisition Proposal which if consummated would lead to a Business Combination (the "Company Proposal"), then the Company is required to promptly invite Monsanto to submit a proposal (a "Monsanto Proposal") for a Business Combination which would result in the acquisition of an equal or greater amount of assets or shares of Common Stock than the Unsolicited Offer or the Company Proposal (which may include all or substantially all the assets or all of the Common Stock of the Company). Thereafter, if Monsanto shall have submitted a Monsanto Proposal, the Company is required to conduct the solicitation and negotiation process as an open process available to all bidders, and provide Monsanto and the other interested parties with further information with regard to the terms of any offers received and the opportunity to submit further offers to the extent approved by a committee of directors consisting of an equal number of (A) non-employee or officer Major A Stockholder directors (if such directors agree to serve on such committee) including the Chairman of the Board and (B) Independent Directors; provided, however, that the Board of Directors is not required to conduct such process in a manner which, after advice of special independent outside counsel and its financial advisors, the Board determines is inconsistent with its fiduciary duties. If Monsanto does not submit a Monsanto Proposal or withdraws any such proposal and advises the Company that it is not interested in submitting a further proposal, the Company will conduct the negotiation and sale process in such manner as the Board of Directors determines.

     Solely for purposes of the provisions of the Investment Agreement described in the preceding paragraph, a Business Combination will include a transaction with respect to which the Company receives or solicits from a third party or enters into negotiations with respect to, a proposal (the "Limited Proposal") which (A) contemplates the acquisition of a portion of the Company's international seed business or the Company's North American seed business that would be equal to or greater in amount than 25% of the average revenues derived from such international seed business or North American seed business, respectively, in the Company's most recently completed two fiscal years, and (B) would not otherwise be described by the previous paragraph, provided, that Monsanto will not in such case be entitled to make a proposal which would involve the acquisition of a greater amount of assets or ownership interest than the Limited Proposal.

     Prior to the earlier of (a) the tenth anniversary of the Closing Date and
(b) such date as Monsanto and its subsidiaries acquire a majority of the total voting power of the Company, in accordance with the terms of the Investment Agreement, neither Monsanto nor any of its affiliates may: (i) seek to have the Company waive, amend or modify any of the restrictions described above under the caption "-- Standstill," the Restated Certificate of Incorporation of the Company or the Bylaws of the Company (other than the amendment contemplated by the Investment Agreement), (ii) make any Acquisition Proposal or proposal with respect to a Business Combination, (iii) take any initiatives involving the Company that would otherwise require the Company to make a public announcement, or make any public comment or proposal with respect to any Acquisition Proposal,
(iv) become a member of a Group (other than a group composed solely of Monsanto and any of its wholly owned direct or indirect subsidiaries), (v) solicit, or encourage any other person to solicit, proxies or become a participant or otherwise engage in a solicitation (as such terms are defined or used in Regulation 14A under the Exchange Act) in opposition to a recommendation of a majority of the directors of the Company with respect to any matter; seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any securities of the Company; or execute any written consent in lieu of a meeting of holders of securities of the Company or any class thereof, (vi) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company, as described in Rule 14a-8 under the Exchange Act, (vii) deposit any of its Equity into a voting trust, or subject any of such Equity to any agreement or arrangement other than the Stockholders' Agreement with respect to the voting of the issued and outstanding shares of Common Stock or any agreement having similar effect; or (viii) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing ("Contacts") or otherwise seek to control or influence the Company other than Contacts with one or more Major A Stockholders if such Major A Stockholders have given Monsanto a notice that such Major A Stockholders desire to transfer their voting stock of the Company pursuant to the Stockholders' Agreement or has otherwise initiated such Contact, provided, however, that: (A) Monsanto may make any proposal which it is permitted to make pursuant to the provisions of the Investment Agreement as described above under the caption
"-- Standstill," (B) if Monsanto shall, in good faith, determine to accept any offer from a Major A Stockholder to purchase shares of Class A Stock beneficially owned by such Major A Stockholder or to make a counter proposal to such Major A Stockholder as permitted by and in accordance with the terms of the Stockholders' Agreement, as a result of which Monsanto would acquire beneficial ownership of a majority of the total voting power of the Company, Monsanto will be permitted to make any Permitted Acquisition Proposal to the Board of Directors which it is permitted or required to make as described above under the caption "-- Standstill," and

(C) actions taken by any representative of Monsanto serving on the Board of Directors, acting solely in his or her capacity as such director, will not be deemed to violate the restrictions described in this paragraph.

TERMINATION

     The Investment Agreement may be terminated at any time prior to the Closing
Date: (i) by mutual consent of the Company and Monsanto, (ii) by either the Company or Monsanto by written notice to the other at any time after June 30, 1996 if any condition contained in the Investment Agreement is not waived or satisfied within such period; provided, however, that if any such condition has not been waived or satisfied within such period due to the willful act or omission of one of the parties, that party may not terminate the Investment Agreement, (iii) by either the Company or Monsanto if consummation of the issuance and sale by the Company of the Newly Issued Shares as contemplated by the Investment Agreement violates any final non-appealable order, decree or judgment of any court or governmental body having competent jurisdiction, or
(iv) by either the Company or Monsanto if the other shall have failed to perform or comply in any material respect with any agreement or covenant contained in the Investment Agreement that is required to be performed or complied with by it on or before the Closing Date after the party seeking termination provides the other party of written notice of, and a reasonable opportunity to cure, such failure.

     The Investment Agreement, with the exception of the provisions described above under "-- Standstill," will terminate at any time after the Closing Date if Monsanto and its affiliates beneficially own less than (i) five percent of the total voting power of the Company and (ii) less than ten percent of the outstanding Common Stock of the Company. Monsanto is required to promptly notify the Company in writing at any time that it believes it no longer owns such amounts.

CONFIDENTIALITY

     Except as required by law, each of the Company and Monsanto has agreed to hold, and cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold in confidence any nonpublic information obtained from the other pursuant to the letter agreement between Monsanto and the Company, dated May 16, 1995 or from time to time after the date of the Investment Agreement as may be disclosed to the Company, Monsanto or any Monsanto Nominees until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and to use all reasonable efforts to cause such persons not to disclose such information to others without the prior written consent of the Company or Monsanto, as the case may be. In the event of the termination of the Investment Agreement for any reason, each party is required to promptly return or destroy all documents containing nonpublic information so obtained from the other or any of its subsidiaries and any copies made of such documents.

CORPORATE POWERS

     Nothing in the Investment Agreement shall be construed to relieve the directors and officers of the Company or its subsidiaries from the performance of their respective fiduciary duties or limit the exercise of their powers in performance of their duties thereunder and the obligations of the Company therein shall be subject to such fiduciary duties.

                         REGISTRATION RIGHTS AGREEMENT

     The Registration Rights Agreement requires that, subject to certain restrictions, at any time on or after the earlier of the third anniversary of the Closing Date and the date as of which Monsanto is entitled to make a Monsanto Permitted Transfer of shares of Class B Stock (the earlier of such dates being referred to as a "Registration Date"), upon the request of Monsanto, the Company will (i) file a registration statement with the Commission under the Securities Act with regard to the Registrable Securities (as defined below) held and designated by Monsanto, (ii) use its reasonable efforts to have such registration statement declared effective under the Securities Act and (iii) use its reasonable efforts to keep such registration statement continuously effective under the Securities Act for up to 90 days or until such earlier date as the securities subject to such registration statement are disposed of in the manner described in such registration statement. Monsanto may make up to two such requests for registration.

     The Registration Rights Agreement also provides that if, at any time after the Registration Date, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders of the Company other than Monsanto) securities under the Securities Act in connection with the public offering solely for cash on Form S-1, S-2 or S-3, the Company will promptly give Monsanto written notice of such registration. Upon the written request of Monsanto given within 20 days following the date of such notice, the Company will cause to be included in such registration statement and use its reasonable efforts to be registered under the Securities Act all the Registrable Securities that Monsanto has requested to be registered; provided, however, that such right of inclusion will not apply to any registration statement covering an underwritten offering of convertible debt securities. Monsanto may make up to five such requests for registration. If the underwriters' representative or agent advises the Company in writing that, in its opinion, the amount of Registrable Securities requested to be included in any registration would materially adversely affect such offering, or the timing thereof, then the Company will include in such registration, to the extent of the amount and class which the Company is so advised can be sold without such material adverse effect in such offering: first, all securities proposed to be sold by the Company for its own account, second, the Registrable Securities requested to be included in such registration by Monsanto pursuant to the Registration Rights Agreement and third, other securities being registered other than on behalf of the Company or Monsanto.

     For purposes of the Registration Rights Agreement, the term "Registrable Securities" will include: (i) the Class B Stock which Monsanto acquires pursuant to the Investment Agreement (including by way of the Offer and any open market purchases permitted by the Investment Agreement), (ii) any Class B Stock which Monsanto acquires upon exchange of Class A Stock acquired by Monsanto pursuant to the Investment Agreement and (iii) any shares of capital stock of the Company issued by the Company in respect of or in exchange for shares of Class A Stock or Class B Stock in connection with any stock dividend or distribution, stock split-up, recapitalization, recombination or exchange by the Company generally of shares of Class A Stock or Class B Stock; provided, however, that Registrable Securities will not include any securities acquired by Monsanto in violation of an express covenant of Monsanto contained in the Investment Agreement and, provided, further, that the Company will have no obligation under the Registration Rights Agreement to register any Registrable Securities if the Company delivers an opinion of counsel to the effect that the proposed sale or disposition of all of the Registrable Securities for which registration was requested does not require registration under the Securities Act for a sale or disposition in a single public sale, and offers to remove any and all legends restricting transfer from the certificates evidencing such Registrable Securities.

     The rights of Monsanto with respect to Registrable Securities may not be transferred by Monsanto except to a wholly owned direct or indirect subsidiary of Monsanto to whom Monsanto shall have transferred the Registrable Securities as permitted by the Investment Agreement.

                 COLLABORATION AGREEMENT AND LICENSE AGREEMENTS

     Monsanto and the Company have also entered into the Collaboration Agreement, in which they have agreed to a long-term research and development collaboration for the development of new transgenic products in the field of agricultural biotechnology. A variety of crops is contemplated under the Collaboration Agreement, including corn, soybean and others. Monsanto and the Company have further entered into the License Agreements to commercialize genetically engineered corn hybrids incorporating Bacillus thuringiensis tolerance to lepidopteran insects such as the European Corn Borer (YIELDGARD(TM) Bt insect resistant corn), corn hybrids that are tolerant of glyphosate herbicide (ROUNDUP READY(TM) glyphosate-tolerant corn), and corn hybrids that are tolerant of glufosinate herbicides. The License Agreements define specific areas of commercial interest between Monsanto and the Company in Bt corn and in herbicide tolerant corn, while the Collaboration Agreement covers broadly all other fields of agricultural biotechnology in a spectrum of crops. The Collaboration Agreement and each of the License Agreements contemplates a worldwide territory.

THE COLLABORATION AGREEMENT

     The Collaboration Agreement is the mechanism by which Monsanto and the Company will share their respective technologies and intellectual property rights, for research and in the development of new products in the Field of agricultural biotechnology. The initial term of the Collaboration Agreement is 10 years, with any extensions to be renegotiated in good faith and includes a series of cash payments from Monsanto to the Company aggregating $19.5 million over the initial term of the Collaboration Agreement.

     An aim of the Collaboration is to facilitate collaborative projects between Monsanto scientists and those of the Company. This goal is to be achieved in part by allowing each company access to proprietary rights of the other, for use in collaborative undertakings. The companies cross license to each other their respective rights in licenses, sublicenses, and patents and patent applications, as well as those of any wholly owned affiliate, for research and development within the Field. The grants also include a cross license of rights in each company's non-patented technology, know-how, methods and biological materials, for research and development. However, no rights are granted either Monsanto or the Company in the proprietary varieties, inbreds or hybrids of the other.

     The Collaboration Agreement recognizes a distinction between products that result from an Independent Effort, and those that result from a Collaborative Effort. A Collaborative Effort is a project that Monsanto and the Company agree upon in writing for carrying out a defined collaborative research and development project in a selected subject area. An Independent Effort is any project of either Monsanto or the Company that is not a Collaborative Effort. In the case of projects of Independent Efforts, the companies grant each other the right to commercialize products that result from the Independent Effort of the other party, on a preferential royalty paying basis. The right to commercialize a product of the other's Independent Effort carries with it certain rights to sublicense affiliates, Business Associates and International Associates. Each of these entities are defined in the subject agreement, but include generally those entities that are controlled by or at least 50% owned by Monsanto or the Company, a third party with which the party has an extensive business relationship ("Business Associate") or a foreign-based entity that is licensed to sell or distribute branded products of Monsanto or the Company, respectively ("International Associate"). The Collaboration Agreement and each License Agreement provide that no sublicensee may further sublicense any rights thereunder.

     The grant of rights with respect to the commercialization of products developed under the agreement, whether one resulting from an Independent Effort or Collaborative Effort, is limited to the licensee party's "Crops." The Company's designated Crops include corn. Thus, Monsanto will have the right to commercialize products resulting from the Company's Independent Efforts in its designated Crops, and the Company will have the right to commercialize products resulting from Monsanto's Independent Efforts in its Crops.

     The Collaboration Agreement contemplates that Monsanto and the Company will enter into Collaborative Efforts in which the parties will define the scientific parameters of the collaboration in writing, and will designate one party as the Lead Collaborator. The Lead Collaborator will own legal title to the intellectual property that arises out of the collaboration, and will have the right to sublicense products to seed companies. Typically, the Lead Collaborator will be that party whose Crops are not included in the particular Collaborative Effort, but the parties may agree otherwise. In the case of any particular Collaborative Effort, the party that is not the Lead Collaborator has the right to apply to the Lead Collaborator for a preferred status regarding rights that result from a Collaborative Effort. Among other warranties, the parties warrant each other that they will not enter into a transaction which is in conflict with the rights granted under the agreement.

     Monsanto and the Company will typically divide the value realized from products resulting from any given Collaborative Effort and the parties may agree that the value should be divided in a different manner, including instances where the Collaborative Effort is also an Existing Project of either Monsanto or the Company. However, each party will receive a significant portion of value derived from such Collaborative Effort. An Existing Project is one in which either Monsanto or the Company has made substantive developmental progress as of the effective date of the Collaboration Agreement.

     If the Investment Agreement terminates prior to the Collaboration Agreement as the result of actions of either party that result in a government order that Monsanto must dispose of its securities or terminate the Collaboration Agreement, or if Monsanto terminates other than for cause, then the division of value for products of any Collaborative Effort under the Collaboration Agreement and under each of the License Agreements will be adjusted in favor of the non-terminating party, and against the terminating party. Any change of control of the Company, other than one where Monsanto becomes the controlling party, will result in a similar shift in the ratios in Monsanto's favor; any change of control of Monsanto will result in a shift in the Company's favor.

THE CORN BORER-PROTECTED CORN LICENSE AGREEMENT

     Monsanto and the Company have entered into the Corn Borer-Protected Corn License Agreement, in which the parties cross license their intellectual property rights and proprietary technology in the Field of "transgenic corn that exhibits tolerance to lepidopteran insects by expression of an insect control protein derived from Bacillus thuringiensis" ("Bt Corn"). As in the Collaboration Agreement, Monsanto and the Company cross license each other their respective rights in licenses, sublicenses, and patents and patent applications, as well as those of any wholly owned affiliate, to commercialize products within the Field. The grants also include certain cross license rights in each company's non-patented technology, know-how, methods, genes and genetic elements. Again, no rights are granted either Monsanto or the Company in the proprietary varieties, inbreds or hybrids of the other. The agreement terminates upon the expiration of the last to expire patent of either party within the Field.

     The Company receives the right to make, have made, use or sell products covered by the foregoing Monsanto proprietary rights, with the right to sublicense the Company's affiliates and International Associates. While Monsanto receives no right to sell directly any products covered by the Company's proprietary rights, Monsanto does receive the right to make, have made and to use such products, as well as the right to sublicense certain hybrid seed companies, and Monsanto's affiliates and International Associates, to make, have made, use and sell such products. Products will be marketed under a Monsanto trademark, with the proviso that the Monsanto trademark will be used in conjunction with Monsanto's and the Company's names being employed in equal prominence.

     Monsanto and the Company will share certain revenue realized through both Monsanto's and the Company's licensing of Bt Corn.

THE GLYPHOSATE-PROTECTED CORN LICENSE AGREEMENT

     Monsanto and the Company have also entered into the Glyphosate-Protected Corn License Agreement, in which the parties agree to cross license their intellectual property rights and proprietary technology in the Field of "transgenic corn which exhibits Commercial Tolerance against Glyphosate by expression of one or more glyphosate tolerance protein(s)" ("Glyphosate tolerant corn"). Monsanto and the Company cross license each other their respective rights in licenses, sublicenses, and patents and patent applications, as well as those of any wholly owned affiliate, to commercialize products within the Field. The grants also include a cross license of rights in each company's non-patented technology, know-how, methods, genes and genetic elements. No rights are granted either Monsanto or the Company in the proprietary varieties, inbreds or hybrids of the other. The agreement terminates upon the expiration of the last to expire patent of either party within the Field.

     The Company receives the right to make, have made, use or sell products covered by the foregoing Monsanto proprietary rights, with the right to sublicense the Company's affiliates and International Associates. While Monsanto receives no right to sell directly any products covered by the Company's proprietary rights, Monsanto does receive the right to make, have made and to use such products, as well as the right to sublicense certain hybrid seed companies, and Monsanto's affiliates and International Associates, to make, have made, use and sell such products under the Gene Agreement program outlined below. Products will be marketed under a Monsanto trademark, ROUNDUP READY(TM) glyphosate tolerant corn.

     The ROUNDUP READY(TM) glyphosate tolerant corn will be marketed by Monsanto through a ROUNDUP READY(TM) Gene Agreement, in which hybrid seed companies are sublicensed to sell the product to farmers that pay a separate gene use fee. Monsanto and the Company will share all revenue realized through Monsanto's licensing of the ROUNDUP READY(TM) glyphosate tolerant corn. The Company will pay to Monsanto the Gene Agreement revenue that it realizes through its own sales, as well as those of its affiliates, International Associates and sublicensees. This revenue will also be shared between Monsanto and the Company.

THE CAMV PROMOTER LICENSE AGREEMENT

     Monsanto and the Company have entered into the CaMV Promoter License Agreement, in which Monsanto licenses to the Company its intellectual property rights relating to the CaMV promoter, as well as other proprietary technology, for use in the Field of "transgenic corn which exhibits protection against Glufosinate herbicide." (A CaMV promoter is a genetic element useful in permitting engineered corn plants to express a given trait, in this case, protection against glufosinate herbicide.) The rights conveyed to the Company under the CaMV agreement include Monsanto's licenses, sublicenses, and patents and patent applications, as well as those of any wholly-owned affiliate, to commercialize products for use in the Field of glufosinate tolerant corn. The grant also includes a license of rights to Monsanto's non-patented technology, know-how, methods, genes and genetic elements. No rights are granted either Monsanto or the Company in the proprietary varieties, inbreds or hybrids of the other. The agreement terminates upon the expiration of the last to expire patent of either party within the Field.

     The Company receives the right to make, have made, use or sell products covered by the foregoing Monsanto proprietary rights, with the right to sublicense the Company's affiliates and International Associates, as well as the right to sublicense certain hybrid seed companies. Monsanto receives no reciprocal licensing rights from the Company under the CaMV agreement.

     Products will be marketed and licensed by the Company through a "Grower Agreement" program. Under the Grower Agreement, hybrid seed companies are licensed to sell the product to farmers that pay a separate grower use fee. Monsanto and the Company will share all Grower Agreement revenue realized through the Company's licensing of the glufosinate tolerant corn.

                          THE STOCKHOLDERS' AGREEMENTS

     On January 31, 1996, the Major A Stockholders and Monsanto entered into the Stockholders' Agreement. The following summary of the Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to such agreement. The Major A Stockholders hold an aggregate of 445,275 shares of Class A Stock (representing approximately 52% of the outstanding Class A Stock after the issuance of the Newly Issued Class A Shares and without regard to conversions of Class A Stock to Class B Stock, including conversions to effect tenders pursuant to the Offer).

     The Stockholders' Agreement provides that each Major A Stockholder will use its best efforts to attend each stockholder meeting for purposes of establishing a quorum and will vote all of its shares of Class A Stock or other voting common or voting preferred stock of the Company, any option, warrant or other right to acquire Class A Stock or such other voting stock or any security exchangeable for or convertible into Class A Stock or such other voting stock (collectively, "Company Voting Stock") in favor of any Monsanto Nominee recommended by the Board of Directors of the Company, provided that such Monsanto Nominee is reasonably satisfactory to the Company. In addition, the Stockholders' Agreement provides that each Major A Stockholder will not, without the consent of Monsanto, initiate any action that would result in the amendment of the provisions of the Company's By-Laws described under "Section 11. Investment Agreement -- Amendment of Bylaws of the Company," and that each Major A Stockholder will vote its Company Voting Stock in favor of any proposed amendment to the Company's certificate of incorporation to increase the Company's authorized capital stock, which amendment is required in order for the Company to comply with the provisions of the Investment Agreement described under "Section 11. Investment Agreement -- Equity Purchase Rights." Monsanto has agreed to indemnify the Major A Stockholders and related persons from and against all claims, losses and liabilities which arise from or in connection with actions or inactions in the performance of the obligations of the Major A Stockholders under the provisions described in this paragraph.

     The Stockholders' Agreement provides that except for Permitted Transfers (as defined below) (i) no Major A Stockholder may transfer any interest in its Company Voting Stock except as provided by the Stockholders' Agreement, (ii) with limited exceptions, no Major A Stockholder will convert any Class A Stock to Class B Stock until such time as such Major A Stockholder has entered into a binding agreement to sell or convey such Class B Stock to a third party and
(iii) no Major A Stockholder will tender any of its

Company Voting Stock in the Offer. As defined in the Stockholders' Agreement, "Permitted Transfers" includes (i) certain pledges of Company Voting Stock, (ii) a transfer of Company Voting Stock to other Major A Stockholders or other spouses, descendants or certain other trusts or other entities, (iii) any exchange, conversion or transfer of Company Voting Stock in connection with a Business Combination other than any agreement to transfer prior to the Company's execution of an agreement with respect to such Business Combination or (iv) any tender or exchange in accordance with the terms of a tender or exchange offer which, if consummated, would result in the beneficial ownership by a person or Group of all of the shares of Class A Stock and all of the shares of Class B Stock and as to which the Company has previously published its position or recommendation with respect to such tender or exchange offer pursuant to applicable rules under the Exchange Act.

     If any Major A Stockholder desires to transfer any interest in its Company Voting Stock (other than a Permitted Transfer), such Major A Stockholder will make a written offer to Monsanto (a "Shareholder Offer") to purchase such Company Voting Stock and Monsanto will have the option to purchase all but not less than all of such Company Voting Stock for the price and upon the terms upon which such Major A Stockholder proposes to transfer such Company Voting Stock. If Monsanto rejects the Shareholder Offer, Monsanto has the exclusive right for a period of time to propose alternative terms for such purchase. If Monsanto does not accept the Shareholder Offer and Monsanto and such Major A Stockholder have not otherwise reached an agreement regarding such purchase within such time period, then such Major A Stockholder may offer and sell such Company Voting Stock to any person or entity on terms, considered as a whole, that are at least as favorable to such Major A Stockholder as either those set forth in the Shareholder Offer or those offered by Monsanto in any counter offer.

     In the event of any involuntary transfer of any Company Voting Stock (other than a Permitted Transfer), Monsanto will have an exclusive option to purchase all but not less than all of the Company Voting Stock in cash at a purchase price (i) based on a thirty day average of the daily closing prices for the Class B Stock on the Nasdaq National Market or (ii) if the Company Voting Stock is not Class A Stock or if the Class B Stock is not publicly traded, based on the fair market value thereof determined by an investment banking firm.

     The Stockholders' Agreement will be effective until the earliest of (i) the termination of the Collaboration Agreement (except if it is terminated by reason of a material breach thereof by the Company or by reason of a governmental decree caused by voluntary action of the Company), (ii) Monsanto owning less than 5% of the outstanding Class A Stock or less than 50% of the highest percent of the outstanding Common Stock beneficially owned by Monsanto after completion of the Offer, the Closing and any purchases by Monsanto in the market described under "Section 11. Investment Agreement -- Additional Market Purchases of Class B Stock," (iii) the termination of the Investment Agreement and (iv) the eleventh anniversary of the Closing or any subsequent anniversary of the Closing upon notice by Monsanto or a majority in interest of the Company Voting Stock by persons who are then Major A Stockholders.

     Except as otherwise described in this Offer to Purchase, the Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any operations of the Company or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any changes in the Company's present capitalization or any other change in the Company's corporate structure or business or the composition of its Board of Directors or management. Except as described in this Offer to Purchase, it is expected that, after the Offer and the Investment Agreement and related transactions are consummated, the business and operations of the Company will be continued by the Company.

     12. Source and Amount of Funds. The Purchaser estimates that the total amount of funds required to purchase the outstanding Issue Shares and Offer Shares and to pay related fees and expenses will be approximately $160 million. The Purchaser will obtain these funds from working capital, by borrowing on an unsecured basis, by the issuance of commercial paper, from other sources which might be available to Purchaser, or under some combination of the foregoing.

     13. Certain Conditions of the Offer. Notwithstanding any other term of the Offer or the Investment Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of the Investment Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (the "Offer Conditions"):

          (a) there shall be threatened or pending by any Governmental Authority any suit, action or proceeding, or there shall be pending by any other person any suit, action or proceeding, which has a substantial likelihood of success, (i) challenging the acquisition by the Purchaser of any shares of Common Stock of the Company, seeking to restrain or prohibit the making or consummation of the Offer or the share issuances as contemplated by the Investment Agreement or the performance of any of the other transactions contemplated by the Investment Agreement or the Ancillary Agreements, or seeking to obtain from the Company or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole,
     (ii) seeking to prohibit or limit the ownership or operation by the Company, the Purchaser or any of their respective subsidiaries of the business or assets of the Company and its subsidiaries, taken as a whole, or the Purchaser and its subsidiaries, taken as a whole, or to compel the Company to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or the Purchaser and its subsidiaries, taken as a whole, as a result of the Offer or any of the other transactions contemplated by Investment Agreement or the Ancillary Agreements, (iii) seeking to impose limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of common stock of the Company to be accepted for payment pursuant to the Offer or any Newly Issued Shares including, without limitation, the right to vote such Newly Issued Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit the Purchaser or any of its subsidiaries from exercising any of their respective material rights under the Investment Agreement or any Ancillary Agreement (for purposes of the Investment Agreement, a "Governmental Authority" means any governmental, quasi-governmental, judicial, self-regulatory or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by the Investment Agreement);

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or applicable to the Offer or the share issuances, or any other action shall be taken by any Governmental Authority or court, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred any event which constitutes a material adverse effect, or the occurrence or existence of facts or circumstances reasonably expected to result in a material adverse effect, on the business, assets, results of operations, properties, financial or operating condition of the Company and its subsidiaries taken as a whole (without including economic or other matters affecting business or the seed industry generally) or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under the Investment Agreement or consummate the transactions contemplated thereby or by the Ancillary Agreements;

          (d) any of the representations and warranties of the Company set forth in the Investment Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as of the date of the Investment Agreement and as of the Expiration Date as though made on and as of the Expiration Date (or any other date as of which such representations and warranties expressly speak);

          (e) the Company shall have failed to furnish to the Purchaser an opinion of John H. Witmer, Jr., Senior Vice President and General Counsel of the Company, in the form attached to the Investment Agreement, dated as of the date of the Closing if it occurs on or before the Expiration Date, or if the Closing Date shall not have occurred, speaking in future tense as relates to issuance of the Newly Issued Shares;

          (f) during the period from the date of the Investment Agreement until the Expiration Date, neither the Company nor any subsidiary shall have sold or otherwise disposed of (or authorized, committed or agreed to sell or otherwise dispose of), in a single transaction or in a series of transactions, excluding sales of inventory or other assets in the normal course of business, any business or assets relating to the Primary Business of the Company that constitute more than five percent of the total consolidated assets of the Company as shown on the Company's consolidated balance sheet as of the end of the most recent fiscal quarter ending prior to the time the determination is made, whether such sale or disposition be by merger or consolidation or the sale of stock or assets or otherwise;

          (g) there shall have occurred (i) any general suspension or trading in, or limitation on prices for, securities (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) any extraordinary change in the financial markets in the United States, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any Governmental Authority on, or other event that materially affects, the extension of credit by banks or other lending institutions, (v) a commencement of a war directly involving the armed forces of the United States, or (vi) in case of any of the foregoing existing on the date of the Investment Agreement, material acceleration or worsening thereof;

          (h) the Board of Directors of the Company shall have failed to give, withdrawn or modified in a manner adverse to the Purchaser its approval or recommendation of the Offer or the other transactions contemplated by the Investment Agreement or the Ancillary Agreements;

          (i) the Amended Bylaws contemplated in the Investment Agreement shall not be authorized, approved and effected; or

          (j) the Investment Agreement shall have terminated in accordance with its terms;

which, in the reasonable good faith judgment of the Purchaser, and regardless of the circumstances giving rise to any such condition (other than any action or inaction by the Purchaser or any of its subsidiaries which constitutes a breach of the Investment Agreement), makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by the Purchaser or any other subsidiary of the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination (which shall be made in good faith by the Purchaser) with respect to the foregoing conditions shall be final and binding on the parties.

     14. Certain Legal Matters.

     General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company and the Purchaser and discussions between representatives of the Purchaser and the Company, the Purchaser is not aware of (i) any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or (ii) of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought except as otherwise described below under "State Takeover Laws". While the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 13 for certain conditions of the Offer.

     Antitrust Issues. The Antitrust Division of the United States Justice Department ("Antitrust Division") and the Federal Trade Commission ("FTC") frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of an interest in the Company. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Purchaser. The Purchaser's obligations under the Offer to accept Shares for payment are subject to the condition, among others, that there shall not be threatened or pending by any Governmental Authority certain suits, actions or proceedings. See Section 13 of this Offer to Purchase for certain conditions to the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

     State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. However, Section 203 of Delaware Law (which generally prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder) does not apply to the Company because the Company does not have a class of voting stock listed on a national securities exchange, authorized for quotation on Nasdaq stock market or held of record by more than 2,000 stockholders.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 13. Certain Conditions of the Offer".

     Other Laws and Legal Matters. According to the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995, the Company conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, the Purchaser and/or Company may be required to file certain information or to receive the approval of the relevant foreign authorities. Such government may also attempt to impose additional conditions on the Company's operations conducted in such countries. After completion of the Offer, the Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such actions as they may require.

     15. Fees and Expenses. Robertson, Stephens & Company LLC is acting as Dealer Manager for the Offer and has provided certain financial advisory services to the Purchaser in connection therewith. As compensation for such services, the Purchaser has agreed to pay to the Dealer Manager a transaction fee equal to five percent (5%) of the consideration paid by the Purchaser (including the purchase of the Issue Shares and the Shares purchased in the Offer), subject to a minimum fee of $250,000 and a maximum fee of $1,250,000. The Purchaser also has agreed to pay to the Dealer Manager, for acting as Dealer Manager in connection with the Offer, a fee of $250,000, which fee shall be credited against the maximum transaction fee otherwise payable in connection with the Offer and the Investment Agreement. The Purchaser has agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, in connection with the Offer, and has agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     The Purchaser has also retained Georgeson & Company Inc. to act as the Information Agent in connection with the offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses.

     The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

     16. Miscellaneous. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Purchaser by the Dealer Manager or brokers or dealers licensed under the laws of such jurisdiction.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Purchaser has filed with the Commission the Schedule 14D-1 together with exhibits, furnishing additional information with respect to the Offer and may file amendments thereto. Pursuant to Rule 14d-9 promulgated under the Exchange Act, the Company has filed with the Commission the Schedule 14D-9 with respect to the Offer, and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under "Available Information" in "Section 8. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

     No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                        Monsanto Company

                                   SCHEDULE A

                        DIRECTORS AND EXECUTIVE OFFICERS
                                  OF PURCHASER

     The following table sets forth the name, current business address, present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Monsanto Company. Except for Jacobus F. M. Peters, who is a citizen of The Netherlands, Pierre Hochuli, who is a citizen of Switzerland, and Hendrik A. Verfaillie, who is a citizen of Belgium, each such person is a citizen of the United States.

                                                 Present Principal Occupation or
                                               Employment; Material Positions Held
          Name, Age, and                            During Past Five Years and
     Current Business Address                       Business Addresses Thereof
-----------------------------------  --------------------------------------------------------
Robert B. Shapiro (57).............  Chairman, President and Chief Executive Officer of
Monsanto Company                     Monsanto Company since 1995. President, Chief Operating
800 North Lindbergh Blvd.            Officer and Director of Monsanto Company from 1993 to
St. Louis, Missouri 63167            1995. Executive Vice President and Advisory Director,
                                     Monsanto Company and President, The Agricultural Group,
                                     from 1990 to 1993. Director of Citicorp, New York, New
                                     York; and Silicon Graphics, Inc., Mountainview,
                                     California.
Joan T. Bok (66)...................  Director of Monsanto Company since 1987. Chairman of the
New England Electric System          Board of New England Electric System since 1984.
25 Research Drive                    Director of Avery Dennison Corporation, Pasadena,
Westborough, Massachusetts 01582     California; John Hancock Mutual Life Insurance Company,
                                     Boston, Massachusetts; New England Electric System and
                                     its subsidiaries Massachusetts Electric Company, The
                                     Narragansett Electric Company, and New England Power
                                     Company.
Robert M. Heyssel (67).............  Director of Monsanto Company since 1988. Consultant and
c/o Monsanto Company                 President Emeritus of The Johns Hopkins Health System
800 North Lindbergh Blvd.            since 1992. President and Chief Executive Officer of The
St. Louis, Missouri 63167            Johns Hopkins Health System and The Johns Hopkins
                                     Hospital, 600 North Wolfe Street, Baltimore, Maryland
                                     21287, from 1972 to 1992. Director of Signet Banking
                                     Corporation, Richmond, Virginia.
Gwendolyn S. King (55).............  Director of Monsanto Company since 1993. Senior Vice
PECO Energy Company                  President, Corporate and Public Affairs, of PECO Energy
2301 Market Street                   Company since 1992. Commissioner, Social Security
Philadelphia, Pennsylvania           Administration, 6401 Security Blvd., Baltimore, Maryland
  19101-8699                         21235, from 1989 to 1992. Director of Adwin Equipment
                                     Co., Lester, Pennsylvania; Adwin Realty Co., Lester,
                                     Pennsylvania; Eastern Pennsylvania Development Corp.,
                                     Lester, Pennsylvania; and Lockheed Martin Corp.,
                                     Bethesda, Maryland.
Philip Leder (61)..................  Director of Monsanto Company since 1990. Chairman,
Harvard Medical School               Department of Genetics, and John Emory Andrus Professor
200 Longwood Avenue                  of Genetics at Harvard Medical School since 1980. Senior
Boston, Massachusetts 02115          Investigator, Howard Hughes Medical Institute, 300
                                     Longwood Avenue, Boston, Massachusetts 02115, since
                                     1986. Director of Genome Therapeutics Corporation,
                                     Waltham, Massachusetts.

                                                 Present Principal Occupation or
                                               Employment; Material Positions Held
          Name, Age, and                            During Past Five Years and
     Current Business Address                       Business Addresses Thereof
-----------------------------------  --------------------------------------------------------
Howard M. Love (65)................  Director of Monsanto Company since 1977. Retired Chief
One Mellon Bank Center               Executive Officer, National Intergroup, Inc. Chief
500 Grant Street, Suite 2108         Executive Officer of National Intergroup, Inc., 500
Pittsburgh, Pennsylvania 15219       Grant Street, Pittsburgh, Pennsylvania 15219, from 1981
                                     to 1991 and Chairman from 1981 to 1990. Honorary
                                     Chairman of National Steel Corporation, formerly a
                                     subsidiary of National Intergroup, Inc., since 1990.
                                     Director of Communications Satellite Corporation,
                                     Bethesda, Maryland.
Richard J. Mahoney (62)............  Director of Monasanto Company since 1979. Retired
c/o Monsanto Company                 Chairman and Chief Executive Officer of Monsanto
800 North Lindbergh Blvd.            Company. Chairman of Monsanto Company from 1986 to 1995
St. Louis, Missouri 63167            and Chief Executive Officer from 1983 to 1995. Director
                                     of Metropolitan Life Insurance Company, New York, New
                                     York, and Union Pacific Corporation, Bethlehem,
                                     Pennsylvania.
Frank A. Metz, Jr. (62)............  Director of Monsanto Company since 1990. Retired Senior
c/o Monsanto Company                 Vice President, Finance and Planning, and Chief
800 North Lindbergh Blvd.            Financial Officer of International Business Machines
St. Louis, Missouri 63167            Corporation. Senior Vice President, Finance and
                                     Planning, and Chief Financial Officer of International
                                     Business Machines Corporation, Old Orchard Road, Armonk,
                                     New York 10504-1783, from 1986 to 1993, Director, 1991
                                     to 1993. Director of Allegheny Power Systems, Inc., New
                                     York, New York, and Norrell Corporation, Atlanta,
                                     Georgia.
Buck Mickel (70)...................  Director of Monsanto Company since 1975. Chairman and
Fluor Daniel Corporation             Chief Executive Officer of R.S.I. Holdings, Inc., 245
Daniel Building, Main Street         East Broad Street, Greenville, South Carolina 29606,
Greenville, South Carolina 29602     since 1989. Director of Delta Woodside Industries,
                                     Greenville, South Carolina; Duke Power Company,
                                     Charlotte, North Carolina; Emergent Group, Greenville,
                                     South Carolina; Fluor Corporation, Irvine, California;
                                     Insignia Financial Group, Greenville, South Carolina;
                                     The Liberty Corporation, Greenville, South Carolina; and
                                     NationsBank Corporation, Charlotte, North Carolina.
Jacobus F. M. Peters (64)..........  Director of Monsanto Company since 1993. Retired
c/o Monsanto Company                 Chairman of the Executive Board and Chief Executive
800 North Lindbergh Blvd.            Officer of AEGON N.V. Chairman of the Executive Board
St. Louis, Missouri 63167            and Chief Executive Officer of AEGON N.V., 50,
                                     Mariahoeveplein, 2501 CE The Hague, The Netherlands,
                                     from 1984 to 1993. Member of the Supervisory Board of
                                     AEGON, N.V.; DAF Trucks, N.V.; IBM International Centre
                                     for Asset Management N.V.; and Randstad Holding N.V.,
                                     all located in The Netherlands.
Nicholas L. Reding (61)............  Vice Chairman of the Board of Monsanto Company since
Monsanto Company                     1993. Executive Vice President, Environment, Safety,
800 North Lindbergh Blvd.            Health and Manufacturing, of Monsanto Company from 1990
St. Louis, Missouri 63167            to 1992. Advisory Director from 1986 to 1992. Director
                                     of CPI Corp., St. Louis, Missouri; Meredith Corporation,
                                     Des Moines, Iowa; Multifoods Corporation, Minneapolis,
                                     Minnesota; and The Keystone Center, Keystone, Colorado.

                                                 Present Principal Occupation or
                                               Employment; Material Positions Held
          Name, Age, and                            During Past Five Years and
     Current Business Address                       Business Addresses Thereof
-----------------------------------  --------------------------------------------------------
John S. Reed (57)..................  Director of Monsanto Company since 1985. Chairman and
Citibank N.A.                        Chief Executive Officer of Citicorp and Citibank, N.A.
153 East 53rd Street                 since 1984. Director of Phillip Morris Companies, Inc.,
Citicorp Center, 23rd Floor          New York, New York.
New York, New York 10022
William D. Ruckelshaus (63)........  Director of Monsanto Company since 1985. Chairman of
1201 Third Ave.,                     Browning-Ferris Industries, Inc., 757 North Eldridge,
40th Floor                           Houston, Texas 77079, since 1995. Chairman and Chief
Seattle, Washington 98101            Executive Officer of Browning-Ferris Industries, Inc.
                                     from 1988 to 1995. Director of Cummins Engine Co., Inc.,
                                     Columbus, Indiana; Nordstrom, Inc., Seattle, Washington;
                                     and Weyerhaeuser Company, Tacoma, Washington.
John B. Slaughter (61).............  Director of Monsanto Company since 1983. President,
Occidental College                   Occidental College since 1988. Director of Atlantic
1600 Campus Road                     Richfield Company, Los Angeles, California; Avery
Los Angeles, California 90041        Dennison Corporation, Pasadena, California;
                                     International Business Machines Corporation, Armonk, New
                                     York; and Northrop Grumman Corporation, Los Angeles,
                                     California.
Richard U. De Schutter (55)........  Chairman and Chief Executive Officer, G. D. Searle & Co.
G. D. Searle & Co.                   (a subsidiary of Monsanto Company) and Advisory
5200 Old Orchard Road                Director, Monsanto Company since 1995. President and
Skokie, Illinois 60077               Chief Operating Officer of G. D. Searle & Co. from 1993
                                     to 1995. President, G. D. Searle & Co., from 1991 to
                                     1993. Chairman, International Operations, of G. D.
                                     Searle & Co. from 1989 to 1991.
Steven L. Engelberg (53)...........  Senior Vice President of Mosanto since 1996. Vice
Monsanto Company                     President, Worldwide Government Affairs, of Monsanto
700 14th Street, NW,                 Company from 1994 to 1996. Chief of Staff of Office of
Suite 1100                           the United States Trade Representative, 600 17th Street,
Washington, DC 20005                 NW, Washington, DC 20506, from January, 1993 to May,
                                     1993. Partner in Charge of Keck, Mahin & Cate
                                     Washington, D.C. office, 1201 New York Avenue, NW,
                                     Washington DC 20005-3919 from 1986 to 1993.
Pierre Hochuli (48)................  Vice President of Monsanto Company and Chairman,
Monsanto Europe S. A.                Monsanto Europe-Africa, 1996. Vice President of Monsanto
Avenue de Tervuren 270-272           Company and President, Growth Enterprises from 1995 to
P. O. Box                            1996. Vice President, Corporate Planning, of Monsanto
1 B-1150                             Company from 1993 to 1995. Group Vice President and
Brussels, Belgium                    General Manager, New Products Division, The Agricultural
                                     Group of Monsanto Company, 1993. Vice President and
                                     General Manager, New Products Division, The Agricultural
                                     Group of Monsanto Company, 1992; Vice President, Finance
                                     and Planning, The Agricultural Group of Monsanto
                                     Company, 1991. Regional Director, Europe/Africa/Middle
                                     East, Monsanto Europe, S.A., from 1985 to 1991.

                                                 Present Principal Occupation or
                                               Employment; Material Positions Held
          Name, Age, and                            During Past Five Years and
     Current Business Address                       Business Addresses Thereof
-----------------------------------  --------------------------------------------------------
Robert B. Hoffman (59).............  Senior Vice President and Chief Financial Officer and
Monsanto Company                     Advisory Director of Monsanto Company since 1994. Vice
800 North Lindbergh Blvd.            President of FMC Corporation, 200 East Randolph Drive,
St. Louis, Missouri 631672           Chicago, Illinois 60601, from 1990 to 1994. Director of
                                     Harnishfeger Industries, Inc., Milwaukee, Wisconsin and
                                     all mutual funds of The Kemper Group, Chicago, Illinois.
Teresa E. McCaslin (46)............  Vice President, Human Resources of Monsanto Company
Monsanto Company                     since 1994. Vice President, Human Resources of Avery
800 North Lindbergh Blvd.            Dennison Corporation, 150 North Orange Grove Blvd.,
St. Louis, Missouri 63167            Pasadena, California 91103, from 1989 to 1994.
Philip Needleman (57)..............  Senior Vice President, Research and Development and
Monsanto Company                     Advisory Director of Monsanto Company and President,
800 North Lindbergh Blvd.            Searle Research and Development of G. D. Searle & Co.
St. Louis, Missouri 63167            since 1993. Vice President, Research and Development and
                                     Advisory Director of Monsanto Company and President,
                                     Research and Development of G. D. Searle & Co., 1992.
                                     Vice President, Research and Development and Advisory
                                     Director of Monsanto Company, from 1991 to 1992. Vice
                                     President, Research and Development, of Monsanto Company
                                     from 1989 to 1991.
Robert G. Potter (56)..............  Executive Vice President and Advisory Director of
Monsanto Company                     Monsanto Company since 1995. Executive Vice President
800 North Lindbergh Blvd.            and Advisory Director of Monsanto Company and President,
St. Louis, Missouri 63167            The Chemical Group, from 1990 to 1995. Director of Cray
                                     Research, Inc., Eagan, Minnesota and Stepan Company,
                                     Northfield, Illinois.
Robert W. Reynolds (52)............  Vice President, International Operations and Development
Monsanto Company                     of Monsanto Company since 1994. Vice President and
800 North Lindbergh Blvd.            Managing Director, Latin America World Area, of Monsanto
St. Louis, Missouri 63167            Company, from 1992 to 1994. Vice President and General
                                     Manager, Crop Protection Products Division, Monsanto
                                     Agricultural Company, from 1990 to 1992.
Hendrik A. Verfaillie (50).........  Executive Vice President and Advisory Director of
Monsanto Company                     Monsanto Company since 1995. Vice President and Advisory
800 North Lindbergh Blvd.            Director of Monsanto Company and President, The
St. Louis, Missouri 63167            Agricultural Group, from 1993 to 1995. Vice President
                                     and General Manager, Roundup Division, The Agricultural
                                     Group, of Monsanto Company from 1990 to 1993.
Virginia V. Weldon (60)............  Senior Vice President, Public Policy and Advisory
Monsanto Company                     Director of Monsanto Company since 1993. Vice President,
800 North Lindbergh Blvd.            Public Policy and Advisory Director of Monsanto Company
St. Louis, Missouri 63167            from 1990 to 1993. Director of General American Life
                                     Insurance Company.

     Facsimiles of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        THE DEPOSITARY FOR THE OFFER IS:

                        HARRIS TRUST COMPANY OF NEW YORK

           By Mail:                 By Overnight Courier:                By Hand:
      Wall Street Station                                             Receive Window
         P.O. Box 1010           77 Water Street, 4th Floor     77 Water Street, 5th Floor
    New York, NY 10268-1010          New York, NY 10005             New York, NY 10005
                                 By Facsimile Transmission:
                                       (212) 701-7636
                                       (212) 701-7637
                                    Confirm by Telephone:
                                       (212) 701-7663

     Questions or requests for assistance may be directed to the Dealer Manager or Information Agent at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Dealer Manager or Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            (LOGO)Wall Street Plaza
                            New York, New York 10005
                 Banks and Brokers Call Collect (212) 440-9800

                         CALL TOLL FREE 1-800-223-2064

                      The Dealer Manager for the Offer is:
                         ROBERTSON, STEPHENS & COMPANY

                             555 California Street
                        San Francisco, California 94104
                                 (800) 270-5829